                                                       Registration No. 33-_____

     As filed with the Securities and Exchange Commission on March 13, 2003

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                              CANTON BANCORP, INC.
               (Exact name of registrant as specified in charter)

   Pennsylvania                       6021                        05-0557266
  (State or other               (Primary Standard              (I.R.S. Employer
  Jurisdiction of                  Industrial                   Identification
 incorporation or                Classification                     Number)
   organization)                    Code No.)

                               5 WEST MAIN STREET
                                  P.O. Box 217
                         CANTON, PENNSYLVANIA 17724-0217
                                 (570) 673-5127
                        (Address, including zip code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)

                       ROBERT C. SNYDER, PRESIDENT AND CEO
                              CANTON BANCORP, INC.
                               5 WEST MAIN STREET
                                  P.O. Box 217
                         CANTON, PENNSYLVANIA 17724-0217
                                 (570) 673-5127
            (Name,address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   copies to:
                          W. JEFFRY JAMOUNEAU, ESQUIRE
                           McNEES WALLACE & NURICK LLC
                                 100 Pine Street
                       Harrisburg, Pennsylvania 17108-1166
                                 (717) 237-5230
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
                   AS SOON AS PRACTICABLE AFTER EFFECTIVENESS.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                      Proposed       Proposed
Title of Each                         Maximum        Maximum        Amount
Class of                              Offering       Aggregate      of
Securities To      Amount to Be       Price          Offering       Registration
Be Registered      Registered/(1)/    Per Unit       Price          Fee/(2)/
--------------------------------------------------------------------------------
Common Stock
$1.00 par value     28,231            Not            Not            $ 564.05
                                      applicable     applicable
--------------------------------------------------------------------------------

/(1)/ Based on the maximum number of shares of the Registrant's common stock to be issued in connection with the formation of the Registrant as a holding company for The First National Bank of Canton (the "Bank").

/(2)/ Estimated solely for the purpose of calculating the registration fee, and calculated in accordance with Rule 457(f)(2), based on the book value of the common stock of the Bank of $246.97 per share as of February 28, 2003.

================================================================================

                        THE FIRST NATIONAL BANK OF CANTON
                               5 WEST MAIN STREET
                         CANTON, PENNSYLVANIA 17724-0217

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 1, 2003

     We will hold the annual meeting of shareholders of The First National Bank of Canton on the third floor of the Banking House, 5 West Main Street, Canton, Pennsylvania, on Thursday, May 1, 2003 at 2:00 p.m. local time.

     The annual meeting is for the following purposes which are more completely described in the accompanying proxy statement/prospectus:

     1. The approval of the reorganization of the Bank into a holding company form of ownership by approving an agreement of reorganization, pursuant to which the Bank will become a wholly owned subsidiary of a holding company, Canton Bancorp, Inc., a newly formed Pennsylvania corporation, and each outstanding share of common stock of the Bank will be converted into one share of common stock of the holding company.

     2. The fixing of the size of the Bank's Board of Directors at eight members.

     3.   The election of three directors to serve three-year terms.

     4. The adjournment of the meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to constitute a quorum or to approve the holding company reorganization.

     5. Any other matters that may properly come before the meeting or any adjournment thereof.

     The board of directors of the Bank has fixed the close of business February 28, 2003 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we urge you to complete, sign, date and return the enclosed form of proxy as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to attend and vote personally at the meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Robert C. Snyder, President
                                              and Chief Executive Officer

Canton, Pennsylvania
April 1, 2003

PROXY STATEMENT/PROSPECTUS

                        THE FIRST NATIONAL BANK OF CANTON
           PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

                              CANTON BANCORP, INC.
            PROSPECTUS FOR A MAXIMUM OF 28,231 SHARES OF COMMON STOCK

     We are providing this proxy statement/prospectus to you in connection with the solicitation of proxies for the annual meeting of shareholders of The First National Bank of Canton, to be held on Thursday, May 1, 2003, at 2:00 p.m. at the Bank's main office. The matters to be considered and acted on are listed in the Notice printed on the preceding page.

     The Board of Directors of the Bank has approved the formation of a bank holding company for the Bank. Assuming required approvals by the shareholders and regulatory authorities, we will complete the holding company structure through a reorganization transaction in which each share of Bank stock will be exchanged for a share of the common stock of the newly formed holding company, which is named Canton Bancorp, Inc.

     We are requesting that the shareholders of the Bank approve the holding company proposal, which the Board believes is in the best interests of the Bank and its shareholders. Your vote is very important. We cannot complete the holding company transaction unless you approve it. This document gives you important information about the proposed transaction, as well as the other business to be taken up at the meeting, and we urge you to read it carefully.

     The articles of incorporation and bylaws of the new holding company differ in certain respects from the articles of association (incorporation) and bylaws of the Bank, and contain provisions that can be considered "anti-takeover" in nature. These provisions and related issues are described under "Comparison of Shareholders' Rights."

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF CANTON BANCORP, INC. OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF CANTON BANCORP, INC. OFFERED THROUGH THIS PROXY
STATEMENT/PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENTAL AGENCY.

             This proxy statement/prospectus is dated April 1, 2003.

                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2003
COVER PAGE
INTRODUCTION............................................................................  1
QUESTIONS AND ANSWERS REGARDING THE HOLDING COMPANY REORGANIZATION......................  1
THE MEETING.............................................................................  4
  Date, Time and Place..................................................................  4
  Matters To Be Considered at the Meeting...............................................  4
  Record Date; Stock Entitled to Vote; Quorum...........................................  5
  Votes Required........................................................................  5
  Voting of Proxies.....................................................................  5
  Revocability of Proxies...............................................................  6
  Solicitation of Proxies...............................................................  6
  Voting Securities and Principal Holders Thereof.......................................  7
PROPOSAL I - PROPOSED HOLDING COMPANY REORGANIZATION....................................  7
  Summary...............................................................................  7
  Reasons for the Holding Company Reorganization........................................  8
     Financing Flexibility..............................................................  8
     Corporate Flexibility..............................................................  8
     Diversification....................................................................  8
     Enhancement of Independence........................................................  8
  Reorganization Agreement..............................................................  8
  Conditions to the Holding Company Reorganization......................................  9
  Regulatory Approvals.................................................................. 10
  Amendment or Termination.............................................................. 10
  Effective Date........................................................................ 10
  Exchange of Stock Certificates........................................................ 11
  Dissenters' Rights.................................................................... 11
     In General......................................................................... 11
     How to Be Eligible For Dissenters' Rights.......................................... 11
     Notice to Demand Payment........................................................... 11
     Failure to Comply with Notice to Demand Payment, etc............................... 12
     How the Value of Shares is Determined.............................................. 12
  Tax Consequences...................................................................... 12
  Trading and Resale of Holding Company Common Stock.................................... 14
  Comparison of Shareholders' Rights.................................................... 14
  Certain "Anti-Takeover" Provisions.................................................... 17
     Certain Provisions of the Holding Company's Articles of Incorporation and Bylaws... 18
        Election of Directors........................................................... 18
        Absence of Cumulative Voting.................................................... 18
        Procedures for Certain Business Combinations.................................... 18
        Acquisition Proposals........................................................... 18
        Director Removal................................................................ 18
        No Shareholder Action by Written Consent........................................ 18
        Call of Special Shareholder Meetings............................................ 18
        Amendments to Articles.......................................................... 18
        Amendments to Bylaws............................................................ 19
  Pennsylvania Law Concerning Director Fiduciary Duties................................. 19
     Director Fiduciary Duties.......................................................... 19
     Purposes and Takeover Defensive Effects of Charter Provisions and Pennsylvania Law. 19

  Businesses of the Holding Company and the Bank........................................ 20
     General............................................................................ 20
     Properties......................................................................... 20
     Legal Proceedings.................................................................. 21
     Employees.......................................................................... 21
     Competition........................................................................ 21
     Management of Holding Company...................................................... 21
        Directors....................................................................... 21
        Executive Officers.............................................................. 22
        Compensation.................................................................... 22
        Limitation of Liability and Indemnification; Insurance.......................... 22
     Regulation of the Bank............................................................. 23
        Regulation in General........................................................... 23
        Regulatory Capital.............................................................. 23
        Community Reinvestment Act...................................................... 23
        Monetary Policy................................................................. 23
        Acquisitions.................................................................... 23
        New Laws and Regulations........................................................ 24
     Regulation of the Holding Company.................................................. 24
        Activities Restrictions......................................................... 24
        Capital Requirements............................................................ 24
        Transactions with Affiliates.................................................... 24
  Description of Holding Company Capital Stock.......................................... 24
     Holding Company Common Stock....................................................... 24
        Voting Rights................................................................... 24
        Liquidation..................................................................... 25
        Dividends....................................................................... 25
        Other Characteristics........................................................... 25
        Registrar and Transfer Agent.................................................... 25
  Accounting Treatment.................................................................. 25
  Legal Opinion......................................................................... 25
PROPOSAL II -- SETTING THE SIZE OF THE BANK'S BOARD OF DIRECTORS........................ 25
PROPOSAL III - ELECTION OF THREE BANK DIRECTORS......................................... 26
  Nominees for Election as Directors.................................................... 26
  Present Bank Directors................................................................ 26
  General Information About the Board of Directors...................................... 28
  Board Committees...................................................................... 28
  Common Stock and Related Shareholder Matters.......................................... 28
  Certain Indebtedness.................................................................. 29
  Certain Transactions.................................................................. 29
  Financial Statements.................................................................. 29
  Independent Auditors.................................................................. 30
  Shareholder Proposals................................................................. 30
     Holding Company.................................................................... 30
     The Bank........................................................................... 30
PROPOSAL IV -- ADJOURNMENT OF MEETING IF NECESSARY...................................... 30
V.  OTHER MATTERS....................................................................... 30

EXHIBITS                                                                             Reference
                                                                                     ---------
Agreement of Reorganization............................................................  A
Articles of Incorporation of Canton Bancorp, Inc.......................................  B
Bylaws of Canton Bancorp, Inc..........................................................  C
Excerpts from Section 215a of the National Bank Act Relating to Dissenters' Rights.....  D

                                  INTRODUCTION

     As in past years, at the annual meeting we will set the size of the Bank's board of directors, elect directors and take up any other business properly brought before the meeting. However, we will also consider creation of a holding company structure, and much of this proxy statement/prospectus contains information concerning this very important matter.

                         QUESTIONS AND ANSWERS REGARDING
                       THE HOLDING COMPANY REORGANIZATION

     THE FOLLOWING QUESTION AND ANSWER SECTION HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS, BUT IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE HOLDING COMPANY REORGANIZATION FULLY, WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE ATTACHMENTS.

Why is the board proposing the holding company reorganization?

     Your board of directors believes that the holding company reorganization will provide the Bank with greater financial and corporate flexibility. With a holding company, we will have more options for raising capital for various corporate purposes, and also for organizing or acquiring other financially related businesses (although there are no present plans to do so). The board also believes that formation of a holding company potentially will help the Bank remain as an independent, locally-owned community bank. These reasons are discussed in more detail below under "Reasons for the Holding Company Reorganization."

     The terms and conditions of the proposed transaction are set forth in the Agreement of Reorganization which is attached as Exhibit A.

Will the holding company reorganization change the business of the Bank?

     No. The holding company reorganization will not change the current business of the Bank. Following the reorganization, the principal activity of the new holding company, Canton Bancorp, Inc., will be owning the Bank, and the Bank will continue its operations without change at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank which existed immediately prior to the reorganization.

How will the holding company reorganization affect shareholders?

     If the shareholders approve the holding company reorganization, you will receive one share of common stock of the holding company for each share of common stock of the Bank which you currently own. As a result, you will no longer own stock directly in the Bank but will instead own stock in the holding company which will own the Bank. Your rights will be governed by the holding company's articles of incorporation (attached as Exhibit B) and bylaws (attached as Exhibit C) and the Pennsylvania Business Corporation Law rather than by the Bank's articles of association and bylaws and the National Bank Act. A detailed discussion of the differences in the rights of shareholders can be found under "Comparison of Shareholders' Rights."

What is the vote required for approval of the holding company reorganization?

     The holding company reorganization must be approved by at least two-thirds of all of the Bank's outstanding shares.

     Your board of directors has unanimously approved the holding company reorganization and recommends that you vote for it as well. Because the vote is based on the total number of shares outstanding rather than the votes cast at the meeting, your failure to vote would have the same effect as a vote against the holding company reorganization. As a result, your board of directors recommends that you sign and return your proxy at your earliest convenience even if you currently plan to attend the meeting.

     Directors and executive officers of the Bank currently beneficially own 2,685 shares of the Bank's stock, or approximately 9.5% of the shares outstanding, and have stated their intention to vote for the holding company reorganization.

Is the holding company reorganization subject to any other approvals?

     Yes. The holding company reorganization must also be approved by certain federal agencies that regulate bank holding companies and national banking associations. These agencies are the Office of the Comptroller of the Currency and the Federal Reserve Board. We expect to receive these approvals, but we cannot assure that this will occur.

Do shareholders have the right to dissent from the holding company reorganization?

     Yes. Federal banking law provides shareholders of the Bank with the right to dissent from the holding company reorganization, and to demand and receive cash for the value of their shares of stock instead of receiving holding company common stock in the holding company reorganization. In order to assert these dissenters' rights, shareholders must:

     . either vote against the reorganization agreement or give written notice of dissent at or prior to the meeting to the presiding officer; and

     . assuming the reorganization is approved by the Office of the Comptroller of the Currency, make a written request to the holding company and Bank at any time before 30 days after the date the reorganization occurs, accompanied by the surrender of the holder's Bank stock certificates.

If you sign and return your proxy without voting instructions, we will vote your proxy in favor of the holding company reorganization.

     We have included a copy of the sections of the National Bank Act dealing with dissenters' rights at Exhibit D. If you do not follow these procedures exactly, you may lose your dissenters' rights with respect to the reorganization. We urge you to read carefully the complete description of dissenters' rights under the caption "Dissenters' Rights."

     We reserve the right not to complete the holding company reorganization if the number of shareholders eligible to seek dissenters' rights makes completion inadvisable in the judgment of the board of directors.

What are the tax consequences to shareholders?

     One condition to completing the transaction is receiving an opinion from our attorneys that shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of holding company common stock they receive in the holding company reorganization. Shareholders who dissent from the holding company reorganization will be taxed on cash received for their shares.

Are there any risk factors that we should consider in the holding company reorganization?

     The proposed reorganization will create certain possible new risks for the shareholders. One general risk results from certain provisions in the holding company's articles of incorporation and bylaws which might have the effect of discouraging or preventing a future takeover or other acquisition proposal that some shareholders might view as being in their best interests. Such a proposal might be in the form of an offer for shares substantially higher than current market prices. These provisions might also make it harder to remove the present directors and management.

     The Bank's articles and bylaws, and certain parts of the National Bank Act, already contain provisions that could make it harder for someone to acquire control. For example, mergers require the approval of two-thirds of the Bank's outstanding shares, and elections to the Bank's board are staggered so that only approximately one-third of the directors are elected each year. These requirements will also apply in the case of the new holding company, but some additional provisions will be added, including the following:

     . There no longer will be cumulative voting in the election of directors; and

     . Shareholders of the holding company will not have the power to call special meetings of shareholders.

     While your board of directors is not aware of any effort that might be made to obtain control of the Bank, the board believes that it is appropriate to include those provisions to protect the interests of the holding company and its shareholders from non-negotiated takeover attempts which your board of directors might conclude are not in the best interests of the holding company or its shareholders.

     These matters are discussed in greater detail under "Certain Anti-Takeover Provisions."

Who will serve as management of the holding company?

     The holding company reorganization will not result in a change in management. At least for the foreseeable future, the members of the holding company's board will be the same as the Bank's board, and the executive officers of the holding company will be essentially the same persons who hold those positions with the Bank.

What do I need to do now?

     Just indicate on your proxy how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the meeting to be held on May 1, 2003 (or any adjournment).

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

     That depends. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the reorganization agreement.

Can I change my vote after I have mailed my signed proxy card?

     Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy with a later date. Third, you may attend the meeting, revoke the proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Should I send in my stock certificates now?

     No. Shortly after the reorganization is completed, we will send you written instructions for exchanging your stock certificates.

Whom should I call with questions or to obtain additional copies of this proxy statement/ prospectus?

     You should contact:

     The First National Bank of Canton
     5 West Main Street
     P.O. Box 217
     Canton, Pennsylvania 17724-0217
     Attention:  Robert C. Snyder, President/CEO
     Telephone:  (570) 673-5127

Why is this document referred to as a proxy statement/prospectus?

     This document is a proxy statement because it is used by the Bank to solicit your vote for the proposed holding company reorganization, as well as the election of Bank directors and other annual meeting business. A prospectus is a disclosure document distributed by a company offering its stock or other securities, and if the reorganization transaction occurs, each shareholder will receive holding company stock in exchange for Bank stock.

                                   THE MEETING

Date, Time and Place

     The Bank will hold the meeting on the third floor of the Banking House, 5 West Main Street, Canton, Pennsylvania, at 2:00 p.m. local time, on May 1, 2003.

Matters To Be Considered at the Meeting

     At the meeting, holders of Bank common stock will consider and vote upon proposals to fix the size of the Bank's Board of Directors at 8 members and to elect 3 nominees to three-year terms; to approve the proposed reorganization by which the Bank holding company structure will be created; to adjourn the meeting if necessary to solicit additional proxies; and on any other matters as may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

     Only holders of record of Bank common stock on February 28, 2003 will receive notice of, and can vote at, the meeting. On that date there were 28,231 shares of Bank common stock issued and outstanding that were held by approximately 250 holders of record.

     A quorum requires the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders of the Bank are entitled to cast on the record date.

     We intend to count the following shares as present at the meeting for the purpose of determining a quorum:

     . shares of Bank common stock present in person at the meeting but not voting;

     . shares of Bank common stock represented by proxies on which the shareholder has abstained on any matter; and

     . shares of Bank common stock represented by proxies from a broker with no indication of how the shares are to be voted.

Votes Required

     Approval of the reorganization agreement and the holding company formation requires the affirmative vote of two-thirds of the outstanding shares of Bank common stock. Approval of the adjournment proposal, and the proposal to set the size of the Bank's board at eight persons, requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting. Directors are elected by a plurality of the votes cast at the meeting.

     You have one vote for each share of Bank common stock that you hold of record on each matter to be considered at the meeting.

     The directors and executive officers of the Bank, who as a group own beneficially approximately 9.5% of the Bank's stock, have stated their intention to vote all shares of Bank common stock that they own for approval and adoption of the reorganization agreement.

Voting of Proxies

     We will vote shares represented by all properly executed proxies received in time for the meeting in the manner specified on each proxy. We will vote properly executed proxies that do not contain voting instructions in favor of the reorganization agreement, in favor of the adjournment proposal (if it is brought up for a vote), in favor of setting the size of the Bank's Board of Directors at eight members, and in favor of the Board's three nominees for election as directors; if any other business is properly brought before the meeting, the proxies will be voted in accordance with the recommendations of management unless the proxy is marked to withhold authority to cast such vote.

     If you abstain from voting on any proposal considered at the meeting, we will not count the abstention as a vote "for" or "against" the reorganization agreement for purposes of the meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares on the reorganization agreement or the adjournment proposal without receiving specific instructions from you. We will not count these broker non-votes as a vote "for" or "against" the reorganization agreement or the adjournment proposal for purposes of the meeting. As a result:

     . because approval of the reorganization agreement and the holding company formation requires the affirmative vote of two-thirds of all outstanding shares, abstentions and broker non-votes will have the same effect as a vote against reorganization agreement; and

     . because the adjournment proposal requires the affirmative vote of a majority of the votes cast at the meeting, as does the vote to set the size of the board, and because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the vote on these matters.

Revocability of Proxies

     If you grant a proxy, you may revoke your proxy at any time until it is voted by:

     . delivering a notice of revocation or delivering a later dated proxy to the attention of Robert C. Snyder, President and CEO, The First National Bank of Canton, 5 West Main Street, P. O. Box 217, Canton, Pennsylvania 17724-0217;

     .    submitting a proxy with a later date; or

     .    appearing at the meeting, revoking the proxy and voting in person.

     Attendance at the meeting will not in and of itself revoke a proxy that you submitted prior to the meeting.

Solicitation of Proxies

     The Bank will bear the cost of the solicitation of proxies from its shareholders.

     The Bank will solicit proxies by mail. In addition, the directors, officers and employees of the Bank may solicit proxies from shareholders by telephone, in person or any other lawful means. The Bank will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and the Bank will reimburse them for reasonable out-of-pocket expenses.

     You should not send in your stock certificates with your proxy card. As described below under the caption "Exchange of Stock Certificates", shortly after the holding company reorganization you will receive materials for exchanging shares of Bank common stock for shares of holding company common stock.

Voting Securities and Principal Holders Thereof

     The following table sets forth, as of February 28, 2003, certain information as to the common stock beneficially owned by all persons owning more than 5% of the common stock of the Bank.

                                                      Common Stock
                                                 Beneficially Owned/(1)/
                                           Amount and              Percent of
                                           Nature of               Shares of
Name and Address                           Beneficial             Common Stock
of Beneficial Owner                        Ownership              Outstanding
-------------------                        ----------             ------------

Manley and Anne Preston                      1,759                    6.2%
 69 East Union Street
 Canton, PA  17724
David and Ruth Morse                         2,522                    8.9%
 P.O. Box 25
 Canton, PA  17724

----------
/(1)/ Based upon information furnished by the persons identified in the table.
      Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.

              PROPOSAL I - PROPOSED HOLDING COMPANY REORGANIZATION

Summary

     Canton Bancorp, Inc. is a Pennsylvania corporation recently formed by the Bank for the purpose of becoming a holding company for the Bank. At the meeting we will seek your approval of an Agreement of Reorganization (Exhibit A), which sets forth the basic terms for creating the holding company structure by which the Bank will become a wholly-owned subsidiary of the holding company.

     For convenient reference, in the following discussions we sometimes refer to the Agreement as the "reorganization agreement".

     Under the reorganization agreement, each outstanding share of Bank common stock (other than shares as to which dissenters' rights are properly exercised) will convert automatically into one share of holding company common stock, and the former holders of Bank common stock will become the holders of all of the outstanding shares of holding company common stock. The holding company has nominal assets and no prior operating history. Following the reorganization, the Bank will continue its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the reorganization.

Reasons for the Holding Company Reorganization

     Your board of directors believes that the formation of a holding company will provide the Bank with greater flexibility in seeking financing and for other corporate purposes, and allow greater diversification for potential future business activities. Various provisions of the holding company's articles of incorporation and bylaws and of Pennsylvania law may also reduce our vulnerability to attempts to acquire control of our institution against the board's wishes and help it to remain a locally owned and oriented community bank.

     Financing Flexibility. If the reorganization plan is approved, approximately 28,231 shares of common stock will be issued, leaving 4,971,769 authorized but unissued shares of common stock. These unissued shares would be available for issuance from time to time by action of the Board of Directors to raise additional capital for various corporate purposes including acquisitions, without further action by the shareholders unless otherwise required by law. There are no present plans or arrangements for the issuance of any such shares. Flexibility would also be provided by the ability to incur indebtedness at the holding company level and to contribute the proceeds to the Bank as equity capital.

     Corporate Flexibility. As a national bank, the Bank is chartered under and governed by the National Bank Act, while the holding company will be subject to the Pennsylvania Business Corporation Law, Pennsylvania's modern corporate statute, which will govern the holding company' s activities. Among other things, the holding company structure will make it easier to repurchase shares should the Board of Directors conclude that it would be in the interests of shareholders and the holding company to do so. By incorporating the holding company under Pennsylvania 's modern corporate statute, your board of directors will have greater flexibility to conduct business.

     Diversification. As a bank holding company, the new organization will have more flexibility to adapt to the changing banking environment and to take advantage of new opportunities that might become available. Under the Bank Holding Company Act of 1956, as amended, with the prior approval of the Federal Reserve Board, the holding company may organize or acquire other financially oriented businesses without shareholder approval. As a result, a bank holding company is permitted to diversify into certain banking related activities, although the holding company has no present plans for any such activity.

     Enhancement of Independence. Our board of directors believes the formation of a holding company potentially will help the Bank remain an independent, locally-owned community bank. The holding company's articles of incorporation and bylaws and certain provisions of the Pennsylvania Business Corporation Law also contain provisions that can deter hostile acquisitions of control. These provisions would not prevent a sale of the holding company, but could make it difficult for an acquirer to force a sale of the company without the support of the board of directors.

     YOUR BOARD OF DIRECTORS HAS GIVEN ITS UNANIMOUS APPROVAL AND RECOMMENDS THAT YOU VOTE "FOR" THE REORGANIZATION.

Reorganization Agreement

     The holding company reorganization will be accomplished under the reorganization agreement between the Bank and the holding company, which is attached as Exhibit A. The following discussion is qualified in its entirety by reference to the reorganization agreement which is incorporated into this proxy statement/prospectus by reference. The reorganization agreement was unanimously approved by the Bank's board of directors.

     As stated above, the holding company is a new Pennsylvania corporation formed by The First National Bank of Canton solely for the purpose of effecting the holding company reorganization. The holding company has no prior operating history.

     The holding company reorganization is a share exchange transaction that will be accomplished by the following steps:

     1. The holding company was formed as a Pennsylvania business corporation on March 10, 2003, under the laws of the Commonwealth of Pennsylvania for the purpose of becoming the sole shareholder of the Bank. At present it has no shareholders.

     2. Upon the reorganization becoming effective (which will occur if all of the conditions summarized in the next section are met), all of the issued and outstanding shares of Bank common stock (other than shares as to which dissenters' rights are properly exercised) will automatically be exchanged on a one-for-one basis into an equal number of shares of holding company common stock.

     3. As a result of the holding company reorganization, the former holders of Bank common stock will be the holders of all of the outstanding shares of holding company common stock, and the holding company will hold all of the issued and outstanding stock of the Bank as its wholly owned subsidiary.

     Assuming that the holding company transaction occurs, the Bank will continue its existing business and operations as a wholly owned subsidiary of the holding company. The consolidated capitalization, assets, liabilities, income and financial statements of the holding company immediately following the reorganization will be substantially the same as those of the Bank immediately prior to the reorganization. The articles of association and bylaws of the Bank will continue in effect, and will not be affected in any manner by the reorganization. The corporate existence of the Bank will continue unaffected and unimpaired by the holding company reorganization.

     After the holding company reorganization, the Bank will make a distribution to the holding company to allow it to pay for the expenses incurred by the holding company in the reorganization. Future capitalization of the holding company will depend primarily upon dividends declared by the Bank. (Another means for raising of additional capital by the holding company would be through a future issuance of securities or debt, but the board of directors of the holding company has no present plans or intentions with respect to any future issuance of securities or debt for capital raising purposes.)

Conditions to the Holding Company Reorganization

     The reorganization agreement sets forth a number of conditions which must be met in order for the reorganization to be consummated, including, among others:

     . the approval of the reorganization agreement by the holders of two-thirds of the outstanding shares of Bank common stock;

     . the approval of the reorganization by all federal and state regulatory agencies having jurisdiction;

     . the receipt of an opinion of counsel that the reorganization will qualify as a tax-free transaction under the Internal Revenue Code; and

     . the absence of any pending or threatened litigation or other proceeding brought for the purpose of preventing the reorganization or otherwise claiming that it is improper.

     The board of directors of the Bank or of the holding company may also terminate the reorganization agreement if, in its judgment, the reorganization would be inadvisable because of the number of shares for which dissenters' rights might be claimed, or would not be in the best interests of the Bank or its shareholders, employees or depositors for any reason whatsoever.

Regulatory Approvals

     Completion of the reorganization is subject to the approval of the Federal Reserve Board and the Office of the Comptroller of the Currency ("OCC"), hereinafter together referred to as the "Bank Regulatory Authorities". While approvals are expected, there can be no assurance that they will be given.

     In general, the Bank Regulatory Authorities may disapprove this transaction if the reorganization would not be consistent with adequate sound banking practices and would not be in the public interest. However, approval would reflect only the regulator's view that the transaction does not contravene the standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organization. Therefore, you should not interpret such approval as an opinion that the reorganization is favorable to the shareholders from a financial point of view. NEITHER OCC NOR FEDERAL RESERVE APPROVAL IS AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION.

Amendment or Termination

     The reorganization agreement may be amended at any time prior to the effective date of the reorganization, whether before or after shareholder approval, by action of the boards of directors of the Bank or the holding company. As noted above under "Conditions to the Holding Company
Reorganization," the agreement may be terminated by either board if in its judgment the reorganization would be inadvisable because of the number of shares for which dissenters' rights might be claimed or would not be in the best interests of the Bank, its employees, depositors, or shareholders, or for any other reason.

Effective Date

     Assuming necessary shareholder and regulatory approvals are given and all other conditions are met, the "Effective Date" of the holding company reorganization will be at the time specified in a certificate that will be issued by the Comptroller of the Currency. It is anticipated that the Effective Date will be on or before July 31, 2003, although there can be no assurance that the reorganization will be completed by that date.

Exchange of Stock Certificates

     When the reorganization becomes effective, the outstanding stock certificates that presently represent shares of Bank common stock will be deemed automatically to represent the same number of shares of holding company common stock. You will not be required to immediately exchange your present stock certificates (bearing the name "The First National Bank of Canton") for new stock certificates (bearing the name "Canton Bancorp, Inc.").

     Upon completion of the holding company reorganization, the holding company will mail you a letter of transmittal and instructions related to the exchange of your certificates representing shares of Bank common stock for certificates representing the number of shares of holding company common stock into which your Bank common stock has been converted as a result of the reorganization. Until your Bank share certificates are surrendered, the holding company may withhold the distribution of dividends from you (however, any accumulated unpaid dividend amounts will be paid to you at such time as your Bank share certificates are surrendered).

     YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL WE NOTIFY YOU TO DO SO.

Dissenters' Rights

     In General

     Under national banking laws, you have the right to dissent from the holding company reorganization and to obtain payment of the value of your shares of Bank common stock in the event we complete the holding company reorganization.

     If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of 12 U.S.C. Section 215a of the National Bank Act, which is attached as Exhibit D. A discussion of the provisions of the statute is included here. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.

     You should send or deliver any written notice or demand required concerning your exercise of dissenters' rights to the attention of Robert C. Snyder, President and CEO, The First National Bank of Canton, 5 West Main Street, P.O. Box 217, Canton, Pennsylvania 17724-0217.

     How to Be Eligible For Dissenters' Rights

     To be eligible for dissenters' rights, you must either vote against the reorganization, or give written notice of your intention to claim dissenters' rights at or prior to the meeting, to the presiding officer.

     Notice to Demand Payment

         If the reorganization agreement is approved by the required vote of shareholders and by the Office of the Comptroller of the Currency ("OCC"), we will promptly mail a notice to all shareholders who are eligible to claim dissenters' rights. The notice will state where and when you must deliver a written request for payment and where you must deposit certificates for Bank common stock in order to obtain payment. The request for payment and deposit of stock certificates must be made not less than 30 days from the date of OCC approval.

     Failure to Comply with Notice to Demand Payment, etc.

     You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters' rights. If you fail to follow the steps, you will lose the right to dissent and you will receive one share of holding company common stock for each share of Bank common stock that you hold.

     How the Value of Shares is Determined

     The value of the shares of any dissenting shareholder will be determined, as of the Effective Date, by an appraisal made by a committee of three persons. The committee will consist of one person selected by the vote of the holders of the majority of the shares whose owners are entitled to payment, one person selected by the Board of Directors of the Bank and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within 5 days after being notified of the appraised value of his shares, appeal to the OCC.

     The OCC is required to cause a reappraisal to be made which will be final and binding. If, for any reason, one or more of the appraisers is not selected as provided above within 90 days from the Effective Date, or if the appraisers fail to determine the value of such shares within the 90 days, the OCC is required, upon written request of any interested party, to cause an appraisal to be made that will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the Bank. The ascertained value of the shares will be paid promptly to the dissenting shareholders. The shares of holding company common stock that would have been allocated to a dissenting shareholder will be sold at public auction (at which the Bank may bid for the shares) and any excess received will be paid to the dissenting shareholder in accordance with the requirements of the national banking laws. For more information regarding the OCC's stock appraisal process, shareholders may contact the Office of the Comptroller for the Currency, Corporate Activity Division, 250 E Street, S.W., Washington D.C. 20219 (Telephone: (202) 874-5000).

     A shareholder will not be permitted to split his or her vote; if a shareholder intends to vote, he or she must vote all of his or her shares either for or against the proposed reorganization.

     The discussion in this section is only a summary of the rights and obligations of dissenting shareholders and is qualified in its entirety by reference to the applicable provisions of 12 U.S.C. Section 215a, which is reproduced and attached hereto as Exhibit D.

     FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 12 U.S.C.ss.215a, REGARDING DISSENTERS' RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS' RIGHTS.

Tax Consequences

     The Bank expects that, for tax purposes, the holding company reorganization will be treated as a tax-free reorganization and that you will not recognize any gain or loss if you receive holding company common stock in the reorganization solely in exchange for your shares of Bank common stock.

     The Internal Revenue Service has not been asked to rule upon the tax consequences of the reorganization. Instead, the Bank will rely upon the opinion of McNees Wallace & Nurick LLC, its special counsel, as to certain federal income tax consequences of the holding company reorganization to the Bank shareholders. This tax opinion is based upon the Internal Revenue Code of 1966, as amended (the "Code"), Treasury Regulations now in effect, current administrative rulings and practice and judicial authority, all of which are subject to change, and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion does not bind the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in the opinion, or that the opinion will be upheld by the courts if challenged by the IRS.

     Based upon the opinion of McNees Wallace & Nurick LLC, the following federal income tax consequences are anticipated from the reorganization:

     (1) The transaction will constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

     (2) You will not recognize any gain or loss upon your exchange of Bank common stock solely for shares of holding company common stock.

     (3) Your aggregate basis in your shares of holding company common stock received pursuant to the reorganization will be equal to the aggregate basis of your shares of Bank common stock that are exchanged therefor.

     (4) The holding period of your shares of holding company common stock received pursuant to the reorganization will include the period during which the shares of Bank common stock exchanged therefor were held by you, provided that the Bank common stock is a capital asset in your hands on the date of the reorganization.

     The opinion of McNees Wallace & Nurick LLC is based in part upon, and subject to the continuing validity in all material respects through the date of the reorganization to, various representations of the Bank and upon certain assumptions and qualifications, including that the holding company reorganization is completed in the manner and according to the terms provided in the reorganization agreement. For instance, the opinion assumes, among other things, the accuracy of the facts regarding the reorganization as described in this proxy statement/ prospectus, including that only voting stock of the holding company (i.e., the holding company common stock) will be used in the reorganization, that the Bank will continue its historic business operations following the reorganization. In addition, the opinion is qualified by reference to the statutory, judicial and administrative tax authorities then in effect, the subsequent change of which may have retroactive effect or render the opinion invalid.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES. HOWEVER, THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY RE RELEVANT TO YOU IF YOU ARE SUBJECT OR ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, AND SHAREHOLDERS WHO ARE NOT CITIZENS OR

RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF THE FEDERAL INCOME TAX CONSEQUENCES ON YOUR OWN FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE HOLDING COMPANY REORGANIZATION.

     Cash payments made to shareholders who exercise their right to dissent to the holding company reorganization will be subject to a backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Bank will be required to deduct and withhold the tax if: (1) the shareholder fails to furnish a taxpayer identification number to the Bank or fails to certify under penalty of perjury that his or her taxpayer identification number is correct; (2) the IRS notifies the Bank that the taxpayer identification number furnished by the shareholder is incorrect; or (3) the IRS notifies the Bank that the shareholder has failed to report interest, dividends or original issue discount in the past. Any amounts withheld by the Bank in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld.

Trading and Resale of Holding Company Common Stock

     The common stock of the Bank is quoted on the OTC Bulletin Board under the symbol FINC. There is no regular trading market for the stock, although shares are sold from time to time in private transactions. It is not expected that holding company common stock will be traded on a more established basis after the reorganization.

     The registration under the Securities Act of 1933 (the "Securities Act") of shares of holding company common stock to be issued in connection with the reorganization does not cover the resale of such shares. The holding company common stock acquired by persons who are not affiliates of the holding company or the Bank may be resold without registration. Shares received by affiliates of the Bank will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. For purposes of these rules, an "affiliate" of an issuer is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     If the holding company meets the current public information requirements of Rule 144 under the Securities Act, which it expects to do, each affiliate of the Bank who complies with the other conditions of Rule 144, including those that require the affiliate sales to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, in any three-month period, a number of shares not to exceed the greater of:

     .    1.0% of the outstanding shares of the holding company, or

     . the average weekly volume of trading in such shares during the preceding four calendar weeks.

Comparison of Shareholders' Rights

     As a result of the proposed reorganization, you will become a shareholder in the holding company and your rights in the future will be governed by the Pennsylvania Business Corporation Law of 1988. As a shareholder of the Bank, your rights are now governed by the National Bank Act. Another result is that the articles of incorporation and bylaws of the holding company differ in someways from those of the Bank. The articles of incorporation and bylaws of the holding company are attached as Exhibits B and C. You should review them for more detailed information.

     The following table compares generally your rights as a shareholder of the Bank with your rights as a shareholder of the holding company. This table is qualified by the more detailed information appearing elsewhere in this proxy statement/prospectus and in the attached exhibits and is not intended to be an exhaustive comparison.

CAPITAL STOCK                      CANTON BANK                               THE HOLDING COMPANY
-------------                      -----------                               -------------------
(a)  COMMON STOCK                  Authorized 36,000 shares, $10.00 par      Authorized 5,000,000 shares,
                                   value; 28,231 shares outstanding.         $10.00 par value; 28,231 shares
                                                                             of common stock expected to be
                                                                             outstanding immediately following
                                                                             the reorganization.

(b)  PREFERRED STOCK               None authorized or outstanding.  Any      None authorized.  Any issuance of
                                   issuance of preferred stock would         preferred stock would require an
                                   require an amendment to the articles      amendment to the articles of
                                   of incorporation approved by the          incorporation approved by the
                                   shareholders.                             shareholders.

(c)  VOTING RIGHTS                 One vote per share with cumulative        One vote per share without
                                   voting in elections of directors.         cumulative voting in elections of
                                                                             directors.

(d)  ASSESSABILITY OF SHARES       Nonassessable.                            Nonassessable.

(e)  PREEMPTIVE RIGHTS             None.                                     None.

(f)  DIVIDENDS                     As declared by the board of               As declared by the board of
                                   directors; may be paid only if it         directors; Pennsylvania law
                                   would not impair the Bank's capital       permits payment of dividends if,
                                   structure, if the Bank's surplus is       after giving effect to the
                                   at least equal to its common capital      dividend, the holding company is
                                   and if the dividends declared in any      able to pay its debts as they
                                   year do not exceed the total of net       come due in the usual course of
                                   profits in that year combined with        business and its assets exceed
                                   undivided profits of the preceding        its liabilities.  (Canton Bank
                                   two years less any required               dividend restrictions also will
                                   transfers to surplus, if no losses        apply indirectly to the holding
                                   have been sustained equal to or           company as cash available for
                                   exceeding its undivided profits, and      dividend distributions will come
                                   if the Bank continues its operations      from dividends paid to the
                                   at an amount greater than its             holding company by the

CAPITAL STOCK                      CANTON BANK                               THE HOLDING COMPANY
-------------                      -----------                               -------------------
                                   net profits deducting therefrom its       Bank.)Federal Reserve Board policy
                                   losses and bad debts.                     states that a bank holding company
                                                                             should pay cash dividends only out of
                                                                             income over the past year and only
                                                                             if prospective earnings retention as
                                                                             consistent with the organization's
                                                                             expected future needs and financial
                                                                             condition.

(g)  REPURCHASE OF CAPITAL STOCK   Cannot repurchase or retire any part      Stock can be repurchased without
                                   of its stock without regulatory           approval if, after giving effect
                                   approval.                                 to the purchase, the holding
                                                                             company is able to pay its debts
                                                                             as they become due in the usual
                                                                             course of business and its assets
                                                                             exceed its liabilities. Permitted
                                                                             under Federal Reserve Board
                                                                             regulations with no prior approval
                                                                             required for well-capitalized,
                                                                             well-managed holding companies. In
                                                                             all other cases, no more than
                                                                             ten percent of the outstanding shares
                                                                             of holding company common stock
                                                                             may be repurchased in any 12-month
                                                                             period without prior regulatory approval.

SHAREHOLDER ACTION

(a)  MERGERS, CONSOLIDATIONS,
     LIQUIDATIONS, SALE OF         Approval by vote of at least 66 2/3% of   Approval by a vote of at least
     SUBSTANTIALLY ALL ASSETS      outstanding shares.                       66 2/3% of outstanding shares.

(b)  CALLING SPECIAL SHAREHOLDER   Upon call of the board of directors       Upon call of a majority of the
     MEETINGS                      or three or more shareholders owning      board of directors.  Shareholders
                                   not less than 25% of outstanding          are not entitled to call special
                                   shares.                                   meetings of shareholders.

CAPITAL STOCK                      CANTON BANK                               THE HOLDING COMPANY
-------------                      -----------                               -------------------
(c)  AUTHORIZATION OF ADDITIONAL   Approval by a vote of at least 66 2/3%    Approval by a vote of at least
     SHARES                        of outstanding shares.                    66 2/3% of outstanding shares.

(d)  AMENDMENT OF ARTICLES OF      Approval by a vote of at least 66 2/3%    Approval by a vote of at least
     INCORPORATION (OTHER THAN     of outstanding shares.                    66 2/3% of outstanding shares.
     FOR PURPOSES STATED ABOVE)

(e)  AMENDMENT OF BYLAWS           May be amended by a majority vote of      May only be amended by a majority
                                   the shareholders or by a majority         vote of the board of directors or
                                   vote of the board of directors.           a 66 2/3% vote of the outstanding
                                                                             shares.

(f)  NOTICE OF SHAREHOLDER         No prior notice required.                 No prior notice required.
     PROPOSALS FOR CONSIDERATION
     AT SHAREHOLDER MEETINGS

BOARD OF DIRECTORS                 Directors have staggered three-year       Directors have staggered
(a)  TERM OF DIRECTORS             terms with one-third of the board         three-year terms with one-third
                                   standing for election each year.          of the board standing for
                                                                             election each year.

(b)   REMOVAL OF DIRECTORS         Directors can be removed with or          Directors can be removed with
                                   without cause by a vote of a              cause by a vote of a majority of
                                   majority of outstanding shares.           outstanding shares, or without
                                                                              cause by a 66 2/3% vote of the
                                                                              outstanding shares.

(c)  NOTICE OF SHAREHOLDER         Must be delivered in writing not          Must be delivered in writing not
     NOMINATIONS                   more than 50 and not less than 14         more than 50 and not less than 14
                                   days prior to the meeting.                days prior to the meeting.

Certain "Anti-Takeover" Provisions

     The following discussion is a general summary of certain provisions of the articles of incorporation and bylaws of the holding company and of Pennsylvania law which may be deemed to have an anti-takeover effect. The description of these provisions is necessarily general and you should refer, in each case, to the articles of incorporation and bylaws of the holding company which are attached as Exhibits B and C and incorporated by reference. You will note that some of these provisions are the same or very similar to provisions now in effect for the Bank.

     Certain Provisions of the Holding Company's Articles of Incorporation and Bylaws

     Election of Directors. As in the case of the Bank, the holding company's bylaws provide that the board of directors of the holding company will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the holding company's board. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, will be filled by the remaining members of the board of directors and any director so chosen shall serve until the annual meeting at which the other members of his class must stand for election. Finally, the bylaws impose certain advance notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors.

     Absence of Cumulative Voting. The holding company's articles provide that shareholders may not cumulate their votes in elections of directors.

     Procedures for Certain Business Combinations. As in the case of the Bank, the articles require the affirmative vote of at least 66 2/3% of the outstanding shares of the holding company entitled to vote in the election of directors in order for the holding company to engage in or enter into certain business combinations, including mergers, consolidations, share exchanges and dispositions of all or most assets.

     Acquisition Proposals. The articles state that the board of directors has broad discretion to evaluate and take action in connection with Acquisition Proposals, which includes proposals to merge the holding company or acquire all or most of its assets, proposed tender offers, and similar transactions. Among the factors which the board may consider are the amount proposed to be paid to the holding company or its shareholders; the possible impact on customers, employees, and the community; the reputation and "track record" of the person making the proposal; and antitrust law and other legal issues. The board may oppose, recommend or stay neutral, and if it opposes, may take various actions including advising the shareholders of its opposition, initiating legal or regulatory proceedings, and attempting to solicit a more favorable offer.

     Director Removal. Shareholders may remove a director by majority vote of the then outstanding shares if the removal is for cause; if without cause, removal by shareholders requires a 66 2/3% vote.

     No Shareholder Action by Written Consent. Shareholder action may only be taken at an annual or special meeting of shareholders; action by written consent signed by shareholders is not permitted.

     Call of Special Shareholder Meetings. Special shareholder meetings may only be called by the holding Company's board of directors.

     Amendments to Articles. Amendments to the holding company's articles must be approved by the holding company's board of directors and also by a majority of the outstanding shares of the holding company's voting stock, except that approval by at least 66 2/3% of the outstanding voting stock is generally required for amendments to provisions relating to: (1) the company's authorized capital stock; (2) cumulative voting in the election of directors; (3) the right of the board to evaluate and take certain actions concerning Acquisition Proposals; and (4) amendments to provisions relating to the foregoing in the Articles of Incorporation.

     Amendments to Bylaws. The bylaws may only be amended by a majority vote of the board of directors subject always to the power of the shareholders to amend or change such action by an affirmative vote of at least 66 2/3% of the votes shareholders are entitled to cast.

Pennsylvania Law Concerning Director Fiduciary Duties.

     Director Fiduciary Duties. Pennsylvania law as it relates to the statutory duties and responsibilities of directors provides:

     . that directors can consider numerous factors and groups (including shareholders, but also including employees, customers and communities) in determining whether a certain action is in the best interests of the corporation;

     . that directors need not consider the interests of any particular group as being more important than any other group;

     . that directors have no greater obligation when taking action with respect to an acquisition or potential acquisition of the corporation than they do when acting on any other matter; and

     . that in considering an acquisition proposal, directors may take into account the conduct (past, stated and potential) of the person seeking control, and the possibility that the interests of the corporation may be best served by the corporation remaining independent.

     Pennsylvania law therefore grants directors wide latitude to reject or refuse to consider potential or proposed acquisitions of the corporation. One of the effects of these provisions may be to make it more difficult for a shareholder to challenge successfully the actions of the holding company's board of directors concerning a potential change in control.

     Purposes and Takeover Defensive Effects of Charter Provisions and Pennsylvania Law

     While the board of directors is not aware of any effort that might be made to take control of the Bank, we believe these provisions are in the best interest of the holding company and its shareholders. In our judgment, the board will be in the best position to determine the true value of the holding company and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, we believe that it is in the best interests of the holding company and its shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

     Attempts to take over financial institutions and their holding companies are not uncommon. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the holding company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the holding company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders.

     Despite our belief as to the benefits to shareholders of these provisions, they may also have the effect of discouraging a future takeover attempt which would not be approved by the holding company's board, but pursuant to which shareholders may receive a premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the holding company's board of directors and management more difficult.

Businesses of the Holding Company and the Bank

     General

     Upon the completion of the reorganization, the Bank will become a wholly owned subsidiary of the holding company, and you will become a shareholder of the holding company with the same ownership interest in the holding company as you presently hold in the Bank.

     Following completion of the reorganization, it is expected that the holding company will not engage in any business activity other than to hold all of the stock of the Bank. It is possible, however, that the holding company in the future may pursue other business or investment opportunities.

     The Bank is a national banking institution which was incorporated under federal law on February 16, 1881. It provides a full range of banking services to individual and corporate customers through its original office located in Canton, Pennsylvania and its branch office in Troy, Pennsylvania which it opened in May 2002. The Bank's primary deposit products are checking accounts, savings accounts and certificates of deposit. Its primary lending products are residential, consumer and commercial loans. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. As of December 31, 2002 the Bank had approximately $55.1 million of total assets, $47.5 million of total deposits and $6.9 million of total stockholders' equity.

     Properties

     The principal banking office, and the Bank's executive and administrative offices, are located at 5 West Main Street, Canton, Pennsylvania, in a building owned by the Bank which consists of approximately 15,000 square feet. In addition, the Bank owns an adjacent parking lot for use of its customers and employees.

     The full-service branch office located in Troy, Pennsylvania is in a building constructed and owned by the Bank which consists of approximately 2,000 square feet.

     Legal Proceedings

     The holding company has not, since its organization, been a party to any legal proceedings.

     Although the Bank from time to time is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which it is a party or to which its property is subject.

     Employees

     At the present time, the holding company does not intend to employ any persons other than its management. It will utilize the Bank's support staff from time to time and may reimburse the Bank for the time of its employees. If the holding company in the future decides to pursue other lines of business, at such time it may hire additional employees.

     At December 31, 2002, the Bank had 21 full-time and 6 part-time employees.

     Competition

     There are two banks in Canton, being the Bank and a branch of First Citizens National Bank ("Citizens") which is headquartered in Mansfield, Pennsylvania. For the period from July 1, 2001 through June 30, 2002 the total deposits of both banks grew approximately $5.2 million or 8.3%, and the Bank's share of such growth was approximately $3.6 million or 67.7%. As of June 30, 2002, of the total deposits of both banks, Citizens held approximately $22.9 million or 33.3% and the Bank held approximately $45.9 million or 66.7%.

     Upon opening the Troy office, the Bank became competitive with Citizens & Northern Bank ("C&N") headquartered in Wellsboro, Pennsylvania which has assets in excess of $1 billion. For the period from July 1, 2001 through June 30, 2002 total deposits in Troy grew by approximately $4.9 million or 5.3%; during that period, C&N deposits grew by approximately $5.9 million while Citizens' deposits declined by approximately $1.8 million. At June 30, 2002 the Bank's Troy branch had deposits for approximately $.8 million.

     Other banks in neighboring communities have some effect on competition, but the extent and impact on the Bank is difficult to gauge. In addition, other financial institutions such as brokerage businesses and insurance companies draw investment monies from the market area. By virtue of its relatively small size, the Bank is not able to offer more technologically advanced products such as are offered by larger institutions; nevertheless, the Bank emphasizes personalized service to its customers which is important in the small communities which comprise the Bank's market area.

     Management of Holding Company

     Directors. The holding company's bylaws provide that the board of directors will consist of not less than five nor more than fifteen members. The board of directors will initially consist of eight members who will be divided into three classes. Just as in the case of the Bank, directors will be elected for staggered terms of three years so that approximately one-third of the directors will be elected each year. The directors of the holding company are, and upon completion of the holding company reorganization will continue to be, the same persons who presently serve as directors of the Bank.

     NAME                                                   TERM TO EXPIRE
     ------------------                                     --------------

     Scott S. Rogers                                             2004
     Thad E. Woodward                                            2004
     Robert C. Snyder                                            2005
     Robert Storch                                               2005
     Norman L. Williams                                          2005
     Gerald W. Brann                                             2006
     Roger Hickok                                                2006
     Lyle B. Wright                                              2006

     For information regarding the principal occupation and business experience of the directors for the past five years, see "Proposal II - Election of Directors."

     Executive Officers. The executive officers of the holding company are, and upon completion of the reorganization will be, the following persons, each of whom is an officer with the Bank:

     NAME                              POSITION
     ------------------                -------------------------------------

     Norman L. Williams                Chairman of the Board
     Robert C. Snyder                  President and Chief Executive Officer
     Gerald W. Brann                   Secretary and Treasurer
     Kevin D. Rimmey                   Vice President

     For information regarding the principal occupation and business experience for the past five years of the executive officers, see "Proposal II -- Election of Directors."

     Compensation. None of the holding company's executive officers or directors currently receives any remuneration from the holding company. It is expected that unless and until the holding company becomes actively involved in additional businesses, no separate compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. The holding company may, however, determine that such separate compensation is appropriate in the future.

     At the present time, the holding company does not intend to employ any persons other than its present management. If the holding company acquires other businesses, it may at such time hire additional employees.

     Limitation of Liability and Indemnification; Insurance. The holding company's bylaws provide for (1) indemnification of directors and officers of the holding company and (2) the elimination of a director's liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors and officers of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The holding company also expects to secure directors' and officers' liability insurance to cover persons serving in such positions.

     Regulation of the Bank

     The Bank is subject to extensive regulation under federal statutes applicable to banks chartered under the banking laws of the United States. The Office of the Comptroller of the Currency ("OCC") has primary supervisory authority and regularly examines the Bank and has the authority to prevent a national bank, such as the Bank, from engaging in an unsafe or unsound practice in conducting its business.

     Regulation in General. Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, its investments, its reserves against deposits, loans, interest rates, activities with respect to mergers and consolidations, and the establishment of branches.

     Regulatory Capital. The Federal Deposit Insurance Corporation ("FDIC") and other federal bank regulatory agencies have issued risk-based capital guidelines. The required capital ratios represent equity and, to the extent permitted, non-equity capital as a percentage of total risk-weighted assets. The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets. Based on their risk-based capital ratios, banks are categorized into one of five defined categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized).

     Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), the OCC is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low- and moderate-income neighborhoods) which they serve and to take this record into account in its evaluation of any application made by any such institutions for, among other things, approval of a branch or other deposit facility, office relocation, a merger or an acquisition of bank shares.

     Monetary Policy. The earnings of the Bank are affected by the policies of regulatory authorities, including the OCC and the Federal Reserve Board ("FRB"). An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement these objectives are open market operations in United States government securities, changes in reserve requirements against member bank deposits, and limitations on interest rates that member banks may pay on time and savings deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

     Acquisitions. Federal law, including the Change in Bank Control Act of 1978 ("CBCA"), prohibits acquisitions of control of a bank without prior notice to certain federal bank regulators. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of the bank or to vote twenty-five percent or more of any class of voting securities of a bank.

     New Laws and Regulations. From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of the Bank. The Bank cannot predict whether any such legislation or regulations will be adopted or how this would affect the business of the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business.

     Regulation of the Holding Company

     Activities Restrictions. A bank holding company is required to obtain prior approval from the FRB before acquiring control, directly or indirectly, of more than 5% of the voting shares or substantially all of the assets of any institution, including another bank. It also is prohibited from engaging in or acquiring control of the voting shares of any company engaged in non-banking activities unless the FRB has found such activities to be so closely related to banking as to be a proper incident thereto. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements, meaning generally that a bank may not extend credit, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, or on the condition that the customer not obtain other credit or service from a competitor of the bank.

     Capital Requirements. The FRB has regulations and guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and state non-member banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets. It is expected that the holding company will meet these requirements.

     Transactions with Affiliates. Transactions between banks and any affiliate (any company or entity which controls, is controlled by or is under common control with the bank, such as the holding company) are governed by the Federal Reserve Act. Generally, this limits the extent to which the bank may engage in "covered transactions" (the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions) with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and requires that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. Similar restrictions also apply to loans by banks to executive officers, directors and principal shareholders (such as the holding company).

Description of Holding Company Capital Stock

     The holding company is authorized to issue 5,000,000 shares of common stock, $10.00 par value per share. No shares are presently outstanding. Subject to the possibility that some shareholders may claim dissenters' rights, the holding company currently expects to issue up to 28,231 shares of holding company common stock in the holding company reorganization. Each share of common stock will have the same rights as, and will be identical in all respects with, each other share of common stock.

     Holding Company Common Stock

     Voting Rights. The holders of the holding company common stock will possess exclusive voting rights in the holding company, unless in the future shares of preferred stock having voting rights are issued. Each holder of holding company common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the holding company common stock and will not be permitted to cumulate their votes in elections of the holding company's directors.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the holding company, the holders of the common stock will be entitled to receive all assets of the holding company available for distribution in cash or in kind, after payment or provision for payment of (I) all debts and liabilities of the holding company; (2) any accrued dividend claims; and (3) liquidation preferences of any preferred stock which may be issued in the future.

     Dividends. From time to time, dividends may be declared and paid to the holders of the holding company common stock, who will share equally in any such dividends.

     Other Characteristics. Holders of the holding company common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of the holding company without first offering such shares to existing shareholders of the holding company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the holding company of the full purchase price therefor will be fully paid and non-assessable.

     Registrar and Transfer Agent. The Bank will act as Registrar and Transfer Agent for the holding company's common stock.

Accounting Treatment

     The consolidated capitalization, assets, liabilities, income and other financial data of the holding company immediately following the reorganization will be substantially the same as those of the Bank immediately prior to the reorganization, and, after the reorganization, will be shown an the holding company's consolidated financial statements at the Bank's historical recorded values. Because the reorganization will not result in a change in such financial statements, this proxy statement/ prospectus does not include financial statements of the Bank or the holding company.

Legal Opinion

     The validity of the shares of the holding company common stock issuable upon consummation of the reorganization will be passed upon by McNees Wallace & Nurick LLC, Harrisburg, Pennsylvania, special counsel to the Bank.

     PROPOSAL II -- SETTING THE SIZE OF THE BANK'S BOARD OF DIRECTORS

     At the annual meeting the shareholders will set the size of the Bank's board of directors. It is recommended by management that the board should continue to consist of eight members, as the board has functioned well at that number. Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

               PROPOSAL III - ELECTION OF THREE BANK DIRECTORS

Nominees for Election as Directors

     The Bank's bylaws specify that the board of directors will consist of not less than five nor more than fifteen members as fixed from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any meeting thereof. Also in accordance with the bylaws, the board is classified into three groups of approximately equal size and each group of directors is elected for staggered terms of three years.

     Your board of directors has nominated the following persons, each of whom currently serves as a director, for election as directors to serve for a three year term and until their successors have been elected and qualified:

                                 Gerald W. Brann
                                  Roger Hickok
                                  Lyle B. Wright

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute that your board of directors may recommend, or the size of the board may be reduced to eliminate the vacancy. At this time, the board of directors knows of no reason why any nominee might be unavailable to serve.

Present Bank Directors

     The names of the persons presently serving as directors of the Bank are set forth below, together with their business occupations for the past five years, term of office and stock ownership.

                                                                          BENEFICIAL STOCK
                                                                           OWNERSHIP/(1)/
                                                       CURRENT                       APPROXIMATE
       NAME                     OCCUPATION           TERM EXPIRES      NUMBER        PERCENTAGE
--------------------   ---------------------------   ------------   ------------     ------------
Gerald W. Brann        Attorney                          2003           453             1.6%

Roger Hickok           Veal Farmer                       2003           520/(2)/        1.8

Lyle B. Wright         Dairy Farmer                      2003           390/(3)/        1.4

Scott S. Rogers        Certified Public Accountant       2004           104              .4

Thad E. Woodward       Regional Organization             2004           390/(4)/        1.4
                       Director; Owner of
                       Excavation and Bus Company
                       Businesses

Robert C. Snyder       Bank Executive                    2005           153/(5)/         .5

Robert Storch          Dairy Farmer                      2005           460             1.6

Norman L. Williams     Retired Corporate Executive       2005           215/(6)/         .8

Directors as a group                                                  2,685             9.5

----------

/(1)/ Based upon information furnished by the respective individual and/or filings made pursuant to Federal Deposit Insurance Company regulations. Under these regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares.

/(2)/  20 of the shares reported by Mr. Hickok are held jointly with his wife.

/(3)/  210 of the shares reported by Mr. Wright are held jointly with his wife.

/(4)/ 370 of the shares reported by Mr. Woodward are held jointly with his wife.

/(5)/  19 of the shares reported by Mr. Snyder are held jointly with his wife.

/(6)/ 170 of the shares reported by Mr. Williams are held jointly with his wife.

     The only executive officer of the Bank is Mr. Snyder, and therefore the shares held by all executive officers and directors as a group are 2,685 shares.

General Information About the Board of Directors

     The Bank's board of directors held 12 meetings in 2002. During 2002, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he served as a director and (2) the total number of meetings of all committees of the board on which he served during the period that he served as a member of such committee.

     Directors receive an annual fee of $1,000. Directors who are not employees also receive $400 for each Board meeting and $60 per hour for Committee meetings (each Committee Chairman receives an additional $15). Three of the directors are enrolled in a deferred compensation plan for board fees.

Board Committees

     The Bank's board of directors presently has 6 committees. The committees, their functions, present members and number of meetings held in 2002 are set forth below:

     Planning (recently renamed "Executive Committee"): makes recommendations to the board concerning personnel matters, strategic planning, bylaws and insurance; Messrs. Brann, Williams and Woodward; 12 meetings.

     Audit: oversees the internal audit function and the Bank's budget; Messrs. Rogers, Storch, Woodward and Wright; 4 meetings.

     Loan: approves loans subject to lending limits, makes recommendations to the board concerning larger loans and Bank officers' lending limit authority, and monitors loan delinquencies and call efforts; Messrs. Hickok, Snyder, Storch and Wright; 12 meetings.

     Compensation: makes recommendations to the board regarding board and committee member compensation; Messrs. Hickok, Storch and Wright; 1 meeting.

     ALCO: monitors and sets direction of the Bank's balance sheet and interest rate risk; Messrs. Brann, Hickok, Rogers and Snyder; 4 meetings.

     Watch: monitors problem loan levels and recommends allowance for loan losses to the board; Messrs. Brann, Rogers and Woodward; 4 meetings.

Mr. Williams as Chairman of the Board is an ex-officio member of all committees.

Common Stock and Related Shareholder Matters

     The authorized capital stock of the Bank consists of 36,000 shares of common stock, par value $10.00 per share, of which 28,231 shares were outstanding as of February 28, 2003. There were approximately 250 shareholders of record at that date.

     The common stock of the Bank is quoted on the OTC Bulletin Board under the symbol FINC. There is no regular trading market for the stock, although shares are sold from time to time in private transactions. It is not expected that holding company common stock will be traded on a more established basis after the reorganization.

     The following table sets forth the range of trading prices of the Bank's common stock for the past three years and the closing price on the last day of each period. Prices for the sale of stock are based upon quotations from the OTC Bulletin Board. The quoted prices are limited to those transactions known by management to have occurred and there may, in fact, have been additional transactions of which management is unaware.

                                    Price
        Year                        Range                        Close
        ----                     ------------                    -----

        2002                     $205 to $255                    $ 225
        2001                     $205 to $250                    $ 225
        2000                     $180 to $255                    $ 255

There were no trades known to management during the period January 1 through February 28, 2003.

     Holders of shares of common stock are entitled to receive such dividends when, as and if declared by the board of directors of the Bank, out of funds legally available for dividends.

     The Bank has paid semiannual cash dividends on its common stock since 1909. Dividends paid per share on the Bank's common stock during the two years ended December 31, 2002 are as follows:

                    05/25/01                         $ 3.50
                    11/23/01                           3.60
                    05/24/02                           3.60
                    11/29/02                           3.60

     The Bank acts as its own transfer and dividend paying agent.

Certain Indebtedness

     The Bank has had and intends to continue to have banking and financial transactions in the ordinary course of business, including loans, with its directors and officers and their associates. The loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of loans outstanding at December 31, 2002 to directors, executive officers and any associate of such persons was $446,240 or approximately 6.4% of the Bank's equity capital.

Certain Transactions

     Other than deposits loans, during 2002 the Bank did not have any business transactions with directors, officers, principal shareholders or their associates.

Financial Statements

     The audited financial statements of the Bank for the fiscal year ended December 31, 2002, prepared in conformity with generally accepted accounting principles, are included in the

Annual Report to Shareholders which accompanies this proxy statement/prospectus. No financial statements of the holding company are presented in this proxy statement/prospectus because the holding company currently has no assets or liabilities. In addition, no pro forma consolidated financial statements of the holding company are included herein since such statements would reflect no material differences from the consolidated financial statements of the Bank.

Independent Auditors

     Parente Randolph is the Bank's independent auditor. A representative of Parente Randolph is expected to be present at the meeting to respond to shareholders' questions and will have the opportunity to make a statement if he so desires.

Shareholder Proposals

     Holding Company. If the holding company reorganization is completed, the 2004 annual meeting of shareholders will be held in accordance with the articles of incorporation and bylaws of the holding company rather than the articles of incorporation and bylaws of the Bank. A shareholder who desires to submit a proposal to be considered for inclusion in the holding company's proxy materials for 2004 must submit the proposal to the holding company on or before March 15, 2004.

     The Bank. If the holding company reorganization is not completed, a shareholder who desires to submit a proposal to be considered for inclusion in the Bank's proxy materials for 2004 must submit the proposal to the Bank on or before March 15, 2004, and meet other requirements of the FDIC's regulations relating to shareholder proposals.

               PROPOSAL IV -- ADJOURNMENT OF MEETING IF NECESSARY

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the holding company reorganization at the time of the meeting, such proposal could not be approved unless the meeting is adjourned so as to permit further solicitation of proxies. In order to allow proxies which have been received by the Bank at the time of the meeting to be voted for such possible adjournment, the Bank has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

     The board of directors of the Bank recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for such purpose in the event it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise indicated thereon. If it is necessary to adjourn the meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the meeting.

                                V. OTHER MATTERS

     The board of directors is not aware of any other matters to be presented at the meeting. If any other matter properly comes before the meeting requiring a vote of the shareholders it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with the recommendations of management, unless such authority has been withheld.

     The Bank's Annual Report to Shareholders for the year ended December 31, 2002, accompanies this proxy statement/prospectus.

                                     By Order of the Board of Directors

                                     Robert C. Snyder, President and
                                      Chief Executive Officer

                                                                       EXHIBIT A

                           AGREEMENT OF REORGANIZATION

     THIS AGREEMENT OF REORGANIZATION is made this 13th day of March, 2003, between CANTON BANCORP, INC., a Pennsylvania business corporation (the "Holding Company"), and THE FIRST NATIONAL BANK OF CANTON, a national banking association organized and existing under the laws of the United States (the "Bank"), pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company.

                                   BACKGROUND

     A. The Holding Company and the Bank desire to effect the formation of a bank holding company whereby the Bank will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who properly perfect dissenters' rights) will become shareholders of the Holding Company, on the terms and conditions hereinafter set forth.

     B. The authorized capital stock of the Bank consists of 36,000 shares of common stock, par value $10.00 per share, 28,231 shares of which are issued and outstanding on the date hereof (the "Bank Common Stock").

     C. The authorized capital stock of the Holding Company is 5,000,000 shares of Common (voting) Stock (the "Holding Company Common Stock"), none of which is issued or outstanding on the date hereof.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                 REORGANIZATION

     1.1. Agreement to Reorganize. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to reorganize (the "Reorganization") pursuant to the provisions of the Bank Merger Act of 1966, 12 U.S.C. Section 215a (the "Bank Merger Act"), as amended by section 1204 of the American Homeownership and Economic Opportunity Act, as set forth in 12 U.S.C.
Section 215a-2.

     1.2. Income Tax Structure of the Reorganization. The parties agree that the Reorganization shall be structured for federal income tax purposes as a "B" reorganization (share exchange) under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder) (the "Code").

                                   ARTICLE II
              EXCHANGE AND CONVERSION OF SHARES; DISSENTERS' RIGHTS

     2.1. Share Exchange. Subject to the terms and conditions hereof, and except for shares of the Bank Common Stock held by shareholders of the Bank who perfect their dissenters' rights under the Bank Merger Act (the "Excluded Shares"), upon the Effective Date (as hereinafter defined) each issued and outstanding share of Bank Common Stock shall be exchanged for one share of Holding Company Common (voting) Stock.

                                                                       EXHIBIT A

          2.1.1. Upon the Effective Date, all issued and outstanding shares of the Bank Common Stock (other than the Excluded Shares) shall automatically and without any action on the part of the holder thereof, be exchanged for, and become and be converted into, shares of the Holding Company Common Stock; any shares of the Bank Common Stock held in "treasury" shall be cancelled and no shares of Holding Company stock shall be issued in exchange therefor.

          2.1.2. Each holder of the shares of the Bank Common Stock which have been exchanged and converted into Holding Company Common (voting) Stock shall surrender to the Bank such holder's certificate(s) for the exchanged Bank Common Stock, in proper form for cancellation, and shall be entitled to receive, as evidence of the shares of the Holding Company Common (voting) stock received in exchange, a stock certificate, bearing the name of the Holding Company as issuer, for an equivalent number of shares of the Holding Company. Until so surrendered, each prior certificate of the Bank Common Stock shall be deemed for all purposes to evidence the ownership of an equivalent number of Holding Company Common (voting) stock, except that the Holding Company may withhold from the shareholder the distribution of any or all dividends declared by the Holding Company on such shares until such time as the prior certificate(s) are surrendered to the Bank; upon such surrender, any dividends withheld shall be promptly payable to the shareholder (without interest).

          2.1.3. On the Effective Date, the Holding Company shall be deemed to own all of the issued and outstanding shares of the Bank Common Stock; and the holders of the Excluded Stock shall be deemed to no longer be shareholders of the Bank, but rather to be creditors of the Bank, entitled to the payment described in Section 2.3 below.

     2.2. Consideration. The sole consideration to be paid by the Holding Company for the shares of Bank Common Stock being exchanged shall be one share of Holding Company Common (voting) Stock for each share of Bank Common Stock being exchanged. Each share of Holding Company Common (voting) Stock issued pursuant to this section shall be fully paid and nonassessable.

     2.3. Dissenters' Rights.

          2.3.1. Any shareholder of the Bank who has voted against the Reorganization at the meeting of the shareholders of the Bank, or who has given notice in writing at or prior to such meeting to the presiding officer that such shareholder dissents from the Reorganization, shall be entitled to dissenters' rights as provided in the Bank Merger Act; and for purposes of the Reorganization to the extent such shareholder perfects his or her dissenter's rights in accordance with the Bank Merger Act, the shares of Bank Common Stock held by such shareholder shall be deemed Excluded Shares.

          2.3.2. It is expressly understood and agreed all payments made to such dissenting shareholders for the value of the Excluded Shares will be made by the Bank, using funds of the Bank, and not by the Holding Company; and the Bank shall use reasonable best efforts to document that such payments are made by the Bank using funds of the Bank.

     2.4. Effective Date. Subject to and upon satisfaction of all requirements of law and other conditions contained in this Agreement, the Reorganization shall become effective at the time specified in the certificate to be issued by the Comptroller of the Currency under the seal of his office, approving the Reorganization (the "Effective Date").

                                                                       EXHIBIT A

                                   ARTICLE III
        REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE HOLDING COMPANY

     The Holding Company represents, warrants and agrees as follows:

     3.1. Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.

     3.2. Capitalization; Voting Rights. The Holding Company is authorized to issue 5,000,000 shares of common (voting) stock, par value $10.00 per share. No shares of stock of the Holding Company are issued and outstanding on the date hereof; and there are no outstanding options, warrants, calls, convertible securities, subscriptions, or other commitments or rights of any nature with respect to the Holding Company Common (voting) Stock, other than as provided in this Agreement.

     3.3. Authority. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Holding Company is a party or by which it is bound, or any law, order, or decree applicable to the Holding Company, or any provision of its Articles of Incorporation or Bylaws.

     3.4. Absence of Liabilities. Immediately prior to the Effective Date, the Holding Company will have engaged only in the transactions contemplated by this Agreement, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement.

     3.5. Absence of Litigation. The Holding Company is not a party to any litigation or proceeding, pending or threatened, for the purpose of enjoining, restraining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming the Reorganization is improper.

     3.6. Tax-Free Reorganization. The Holding Company has not taken or agreed to take any action, nor is aware of any circumstance, that could reasonably be expected to prevent the Reorganization from constituting a tax-free reorganization under section 368(a)(1)(B) of the Code. Consistent with the foregoing:

          3.6.1. The Holding Company has no plan or intention to sell or otherwise dispose of any stock of the Bank Common Stock, or to take any action, or cause the Bank to take any action, which would result in the Holding Company not being in "control" of the Company after the Effective Date, for purposes of
Section 368(a)(1)(B) of the Code.

          3.6.2. The Holding Company does not currently own any shares of the Bank.

          3.6.3. Following the Effective Date, the Holding Company will cause the Bank to continue the Bank's historic business or to use a significant portion of the Bank's historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations.

          3.6.4. The Holding Company does not have a plan or intention to reacquire, and, to the Holding Company's knowledge, no person related to the Holding Company within

                                                                       EXHIBIT A

the meaning of Section 1.368-1(e)(3) of the Treasury Regulations has a plan or intention to acquire, any Holding Company Common Stock issued pursuant to the Reorganization.

                                   ARTICLE IV
             REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE BANK

     The Bank represents, warrants and agrees as follows:

     4.1. Organization and Standing. The Bank is a banking institution duly organized and existing under the laws of the United States of America.

     4.2. Capitalization; Voting Rights. The Bank is authorized to issue 36,000 shares of common stock, par value $10.00 per share, of which 28,231 shares are issued and outstanding on the date hereof. There are no options, warrants, calls, convertible securities, subscriptions, or other commitments or rights of any nature with respect to the Bank Common Stock outstanding on the date hereof, other than as provided in this Agreement.

     4.3. Authority. The execution, delivery, and performance of this Agreement have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound, or any law, order, decree applicable to the Bank, or any provision of its Articles of Incorporation or Bylaws.

     4.4. Absence of Litigation. The Bank is not a party to any litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming that consummation of the Reorganization is improper.

     4.5. Tax-Free Reorganization. The Bank has not taken or agreed to take any action, nor is aware of any circumstance, that could reasonably be expected to prevent the Reorganization from constituting a tax-free reorganization under section 368(a)(1)(B) of the Code.

                                    ARTICLE V
                   ADDITIONAL COVENANTS OF THE HOLDING COMPANY

     The Holding Company agrees that between the date hereof and the Effective
Date:

     5.1. Best Efforts. The Holding Company shall use its best efforts to take, or cause to he taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law and receipt of required regulatory approvals.

                                   ARTICLE VI
                        ADDITIONAL COVENANTS OF THE BANK

     The Bank agrees that between the date hereof and the Effective Time:

                                                                       EXHIBIT A

     6.1. Shareholders Meeting. The Bank shall submit this Agreement to the vote of its shareholders, as provided by the Bank Merger Act and other applicable laws, at the annual meeting of shareholders of the Bank to be held on or about May 1, 2003, and any adjournment or postponement thereof.

     6.2. Best Efforts. The Bank shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Bank Merger Act and applicable law and receipt of required regulatory approvals.

                                   ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

     The obligations of the parties to consummate this Agreement and to carry out the Reorganization shall be subject to the following conditions:

     7.1. Representations and Warranties; Performance of Covenants. The representations and warranties and covenants set forth herein shall be true as of and at the Effective Date, and each party shall have performed all obligations required hereby to be performed by it prior to the Effective Date.

     7.2. Shareholder Approval. The shareholders of the Bank shall have duly approved this Agreement in accordance with the requirements of applicable law, including, without limitation intended, the Bank Merger Act.

     7.3. Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (banking or otherwise), including, without limitation intended, the Comptroller of the Currency, shall have granted any necessary consent or approval.

     7.4. Registration Statement. The Registration Statement on SEC Form S-4 (the "Registration Statement") filed by the Holding Company, if required pursuant to the Securities Act of 1933, as amended, covering the shares of the Holding Company Common (voting) Stock to be issued pursuant to this Agreement, shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

     7.5. Control of the Bank. The Holding Company and the Bank shall have each determined that a sufficient number of shares of the Bank Common Stock shall be exchanged for Holding Company Common (voting) Stock in order for the Holding Company to be in "control" of the Bank immediately following the Reorganization for purposes of Section 368(a)(1)(B) of the Code.

     7.6. Tax Opinion. A tax opinion shall have been obtained from McNees Wallace & Nurick LLC, satisfactory in form and substance to the parties, to the effect that the Reorganization will qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Code.

                                                                       EXHIBIT A

                                  ARTICLE VIII
                       TERMINATION, WAIVER, AND AMENDMENT

     8.1. Circumstances of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Effective Date (whether before or after action with respect thereto by the Bank's shareholders) only:

          8.1.1. By the mutual consent of the Boards of Directors of the Bank and of the Holding Company, as evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

          8.1.2. By the Board of Directors of the Bank or the Holding Company if, in the opinion of either party, the Reorganization would be inadvisable because of the number of shares of capital of the Bank voted against the Reorganization or in respect of which notice is given purporting to dissent from the Reorganization shall make the consummation of the Reorganization inadvisable, or if the Reorganization would not be in the best interests of the Bank or its employees, depositors, or shareholders for any reason whatsoever.

     8.2. Effect of Termination. In the event of the termination and abandonment hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders.

     8.3. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law this Agreement may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank and the Holding Company, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto.

                                   ARTICLE IX
                                 EXPENSES, ETC.

     9.1. General. Each party hereto will pay its own expenses incurred in connection with this Agreement, whether or not the transactions contemplated herein are effected.

     9.2. No Assumption of Liabilities by the Holding Company. It is expressly understood and agreed that the Holding Company shall not assume, or be deemed responsible for, any liabilities of the Bank or of the shareholders of the Bank.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1. Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may enter stop-transfer orders with respect to any such certificates.

     10.2. No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement and the transactions contemplated hereby or thereby.

                                                                       EXHIBIT A

     10.3. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     10.4. Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

     10.5. Governing Law. Except to the extent otherwise required by the Bank Merger Act, this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts-of-laws principles.

     10.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

                                                                       EXHIBIT A

     IN WITNESS WHEREOF, this Agreement of Reorganization has been executed as of the day, month and year first above mentioned.

                                CANTON BANCORP, INC.

                                By:      /s/     Robert C. Snyder
                                   -----------------------------------------
                                         Robert C. Snyder, President/CEO

                                THE FIRST NATIONAL BANK OF CANTON

                                By:      /s/     Robert C. Snyder
                                   -----------------------------------------
                                         Robert C. Snyder, President/CEO

                                                                       EXHIBIT B

                              CANTON BANCORP, INC.

                            ARTICLES OF INCORPORATION

     The undersigned, intending to form a corporation pursuant to the Pennsylvania Business Corporation Law of 1988 (15 Pa. C. S. Sections 1101, et seq.), as amended, states that:

                                    ARTICLE 1

     1.   The name of the corporation is Canton Bancorp, Inc..

                                    ARTICLE 2

     2. The location and post office address of the registered office of the corporation in this Commonwealth is:

                 5 West Main Street
                 P. O. Box 217
                 Canton, Pennsylvania 17724-0217

                                    ARTICLE 3

     3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose of engaging in and doing any lawful act concerning any and all lawful business for which a corporation may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.

                                    ARTICLE 4

     4.   The term for which the corporation is to exist is perpetual.

                                    ARTICLE 5

     5. The aggregate number of shares which the corporation shall have authority to issue is 5,000,000 shares of Common Stock of Ten Dollars ($10.00) par value per share.

                                                                       EXHIBIT B

                                    ARTICLE 6

     6. The shareholders of the corporation shall not have the right to cumulate their votes for the selection of directors.

                                    ARTICLE 7

     7.1 (a) In addition to any affirmative vote which may otherwise be required by law (including, without limitation, the affirmative vote of the holders of any Preferred Stock then outstanding, voting separately as a class, in the event that such a separate class vote shall be required under the terms of such Preferred Stock), the affirmative vote of the holders of 66 2/3% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order to authorize each of the following transactions:

               (1) Any merger or consolidation of the corporation pursuant to which the approval of the shareholders of the corporation would be required under the Business Corporation Law of the Commonwealth of Pennsylvania as then in effect;

               (2) Any share exchange in which a corporation, person or entity acquires the issued or outstanding Voting Stock pursuant to a vote of the shareholders;

               (3) Any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation;

               (4) Any acquisition of all or substantially all of the assets of another corporation in exchange, in whole or in part, for shares of Voting Stock which, following such acquisition, will constitute more than 50% of the voting power of the Voting Stock then outstanding; or

               (5) Any plan for the liquidation or dissolution of the corporation.

          (b) Any transaction involving the corporation or any Subsidiary which is not referred to in Paragraph (a)(1) through (a)(5) of Section 7.1 shall require only such shareholder approval, if any, as may be required under (i) the Business Corporation Law of the Commonwealth of Pennsylvania as then in effect,
(ii) the provisions of any other applicable Article of these Articles of Incorporation, or (iii) the terms of any series of Preferred Stock then issued and outstanding.

     7.2 For purposes of this Article 7, the following terms shall have the meanings set forth below:

          (a) "Subsidiary" shall mean (1) any company 25% or more of whose voting shares (excluding shares owned by the United States or by any company wholly owned by the United States) are directly or indirectly owned or controlled by this corporation, or is held by it with power to vote; (2) any company the election of a majority of whose directors are controlled in any manner by the corporation; or (3) any company with respect to the management or policies of which the corporation has the power, directly or indirectly, to exercise a controlling influence, as determined by the Board, after notice and opportunity for hearing.

                                                                       EXHIBIT B

          (b) "Voting Stock" shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

                                    ARTICLE 8

     8. (a) For purposes of this Article 8, the term "Acquisition Proposal" shall mean any action, proposal, plan or attempt by any person, firm, corporation or other entity to: (1) make any tender or exchange offer for any equity security of the corporation, (2) merge or consolidate the corporation or any subsidiary of the corporation with or into another corporation, (3) purchase or otherwise acquire all or substantially all of the assets of the corporation or of any subsidiary of the corporation, or (4) any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

          (b) The Board of Directors, when evaluating an Acquisition Proposal shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the following:

               (1) The adequacy of the offered consideration, not only in relation to the then current market price of the securities of the corporation, but also in relation to (i) the historical, present and anticipated future operating results and financial position of the corporation, (ii) the value of the corporation in a freely negotiated transaction, and (iii) the prospects and future value of the corporation as an independent entity;

               (2) The social and economic impact which the Acquisition Proposal, if consummated, would have upon the customers, depositors and employees of the corporation and its subsidiaries and upon the communities which they serve;

               (3) The reputation and business practices and experience of the offer or and its management and affiliates as they might affect (i) the business of the corporation and its subsidiaries, (ii) the future value of the securities of the corporation, and (iii) the customers, depositors and employees of the corporation and its subsidiaries and the communities which they serve; and

               (4) The antitrust and other legal and regulatory issues that might arise by reason of the Acquisition Proposal.

          (c) The Board of Directors may, in its sole discretion, oppose, recommend or remain neutral with respect to an Acquisition Proposal on the basis of its evaluation of which is in the best interests of the corporation and its shareholders.

          (d) In the event that the Board of Directors determines that an Acquisition Proposal is not in the best interests of the corporation and its shareholders and should be opposed, it may take any lawful action for this purpose, including, without limitation, the following:

               (1) Advising the shareholders of the corporation of its opposition to the Acquisition Proposal;

               (2)  Authorizing the initiation of legal proceedings;

                                                                       EXHIBIT B

               (3) Authorizing the initiation of opposition proceedings before any regulatory authority having jurisdiction over the Acquisition Proposal;

               (4)  Authorizing the corporation to acquire its own securities;

               (5) Authorizing the corporation to issue authorized but unissued securities, to sell treasury stock or to grant options with respect thereto; and

               (6)  Soliciting a more favorable offer from a third party.

                                    ARTICLE 9

     9. (a) No director of the corporation shall be removed from office by shareholder vote, except as follows:

               (1) With cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

               (2) Without cause, by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

          (b) In the event that the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors, the provisions of Paragraph (a) of this Article 9 shall not apply with respect to any director so elected, who may be removed from office by shareholder vote upon such affirmative vote of the holders of such Preferred Stock as may be specified under the terms of such Preferred Stock, or, if no such vote is specified, upon such affirmative vote of the holders of such Preferred Stock as may be required under the Business Corporation Law of the Commonwealth of Pennsylvania as then in effect.

                                   ARTICLE 10

     10. (a) No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a duly called meeting and the power of the shareholders of the corporation to consent in writing to action without a meeting is specifically denied.

          (b) A special meeting of the shareholders of the corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors. Special meetings may not be called by shareholders.

                                                                       EXHIBIT B

                                   ARTICLE 11

     11. The authority to make, amend, alter, change or repeal the bylaws of the corporation is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of the corporation by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

                                   ARTICLE 12

     12. No provisions of the Articles of Incorporation of the corporation may be amended, altered, changed or repealed, except as follows:

          (a) Articles 5, 6, 7, 8, 9, 10, 11, and this Article 12, may be amended, altered, changed or repealed, or a provision inconsistent therewith may be adopted, only upon the affirmative vote of: (i) a majority of the whole Board of Directors, and (ii) the holders of not less than 66 2/3% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

          (b)  Articles other than those specified in Paragraph (a) of this
Article 12 may be amended, altered, changed or repealed, or a provision inconsistent therewith may be adopted, only upon the affirmative vote of: (i) a majority of the whole Board of Directors, and (ii) the holders of not less than a majority of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

          (c) The vote specified in Paragraphs (a) and (b) of this Article 12 shall be in addition to any vote which may otherwise be required by law, including, without limitation, the affirmative vote of the holders of any series of Preferred Stock then outstanding, voting separately as a class, in the event that such a separate class vote shall be required.

     These Articles of Incorporation of Canton Bancorp, Inc. were executed this 10th day of March, 2003, by the undersigned Incorporator.

                                        /s/ Robert C. Snyder
                                      ---------------------------------------
                                      Robert C. Snyder, Incorporator

                                                                       EXHIBIT C

                              CANTON BANCORP, INC.

                                     BYLAWS

                             Adopted March 13, 2003

                                    ARTICLE I
                              SHAREHOLDER MEETINGS

     Section.1.   Annual Meeting. The annual meeting of the shareholders of the
Company shall be held at the office of the Company at 5 West Main Street, Canton, Pennsylvania, or at such other place as may be authorized by the Board of Directors, on such day each year as may be fixed from time to time by the Board of Directors, or, if no day be so fixed, on the first Thursday in May of each year. Directors shall be elected at the annual meeting of the shareholders and such other business as shall properly come before the meeting may be transacted.

     Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors. Special meetings may not be called by shareholders.

     Section 3. Notice of Meetings. Written notice of all meeting of shareholders shall be given to each shareholder of record entitled to vote at the meeting at least ten (10) days prior to the day of the meeting by mail addressed to the shareholder at his address as it appears on the books of the Company. Such notice shall state the date, hour and place of the meeting and shall also state the general nature of the business to be transacted in the case of a special meeting. Notices shall be deemed to have been delivered when deposited in the United States mail, postage prepaid, addressed to the shareholder at his address as it appears on the books of the Company.

     Section 4. Record Date. The Board of Directors may fix a date for the purpose of determining shareholders entitled to receive notice of and to vote at any meeting or to receive any dividend, distribution or allotment of rights by fixing a record date not more than fifty (50) days prior thereto.

     Section 5. Voting List. The officer or agent having charge of the transfer books for the shares of the Company shall make, at least five (5) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each. Such list shall be kept on file at the registered office of the Company until the time of the meeting and shall be subject to inspection by any shareholder during usual business hours and shall also be made available for inspection by any shareholder at any time during the meeting.

     Section 6. Quorum and Majority Action. A majority of the outstanding shares, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. A majority of votes cast shall decide each matter submitted to the shareholders, except in cases where the vote of a larger number of shares is required under the Articles of Incorporation or by law and except that in elections of directors, the candidates receiving the highest number of votes shall be elected.

                                                                       EXHIBIT C

     Section 7. Voting of Shares. Each outstanding share entitled to vote at a meeting shall be entitled to one (1) vote on each matter. Shareholders may vote at any meeting of shareholders by proxy duly authorized in writing. A proxy shall be valid only for one meeting to be specified therein and any adjournments of such meeting. Proxies shall be dated and shall be filed with the Secretary of the Company.

     Section 8. Conduct of Meetings. At every meeting of the shareholders, the Chairman of the Board or an officer designated by the Chairman of the Board, or, in the absence of such designation, a chairman (who shall be one of the officers, if any is present) chosen by the shareholders of the Company present, shall act as chairman of the meeting. The chairman of the meeting shall appoint a person to serve as secretary of the meeting.

     Section 9. Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, the chairman of the meeting may, and on the request of any shareholder or his proxy shall, appoint judges of election at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

     Section 10. No Action by Written Consent. No action required to be taken or which may be taken at any annual or special meeting of the shareholders may be taken without a duly called meeting and the power of the shareholders of the Company to consent in writing to action without a meeting is specifically denied.

                                   ARTICLE II
                                    DIRECTORS

     Section 1. Powers. The business and affairs of the Company and all corporate powers shall be exercised by or under the authority of the Board of Directors, subject to any limitation imposed by law, the Articles of Incorporation, or these Bylaws as to action which requires approval by the shareholders.

     Section 2. Number and Qualifications of Directors. The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) persons. The precise number of directors within this range shall be fixed by the Board of Directors each year before the Annual Meeting of Shareholders. The directors shall be classified with respect to the time they shall severally hold office by dividing them into three (3) classes, each consisting as nearly as possible of one-third (1/3) of the number of the whole Board of Directors; provided, however, that nothing herein shall be construed to require exact equality in the number of directors in each class. At the time of election of the initial directors upon incorporation of the Company, the directors of one class shall be elected for a term of one (1) year; directors of a second class shall be elected for a term of two (2) years; and directors of a third class shall be elected for a term of three (3) years; and at each Annual Meeting of Shareholders thereafter the successors to the class of directors whose term shall expire that year shall be elected to hold office for a term of three (3) years, so that the term of office of one (1) class of directors shall expire in each year. The directors shall hold office until the expiration of the term for which they were elected and until their successors are elected and have qualified. The number of directors in each class of directors shall be determined by the Board of Directors.

                                                                       EXHIBIT C

     Any person shall be eligible to be elected as a director of the Company, except that no person shall be nominated who will attain the age of seventy-two
(72) years on or before the date of the Annual Meeting of Shareholders at which he is to be elected.

     Section 3. Nomination of Directors. Nomination for election to the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Each nomination shall specify the term of office for which the person nominated is to be elected. Nominations, other than those made by or on behalf of the existing management of the Company, shall be made in writing and shall be delivered or mailed to the Chief Executive Officer not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days' notice of a meeting is given to shareholders, such nominations shall be mailed or delivered to the Chief Executive Officer not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice to the Chief Executive Officer of a nomination, other than one made on behalf of existing management, shall set forth the identity of the notifying shareholder and the number of shares the identifying shareholder is entitled to vote for the election of directors, and the name, age, residence address, and principal occupation of the nominee. The chairman of the meeting shall determine whether nominations have been made in accordance with the requirements of this Section and, if he determines that a nomination is defective, the nomination and any votes cast for the nominee shall be disregarded.

     Section 4. Election. If directors of more than one class are to be elected at a meeting of the shareholders by reason of vacancy or otherwise, there shall be a separate election for each class of directors to be elected at that meeting.

     Section 5. Organizational Meeting. Following the Annual Meeting of Shareholders, the chairman or the secretary of the meeting shall notify the directors-elect of their election and they shall meet along with the continuing directors at the first regularly scheduled meeting of the Board of Directors following such annual meeting for the purpose of organizing the new Board, appointing officers and transacting such other business as may properly come before the meeting.

     Section 6. Vacancies. A vacancy in the Board of Directors shall occur in the case of the happening of any of the following events: (a) a director shall die or resign; (b) the shareholders shall fail to elect the number of directors authorized to be elected at any meeting of shareholders at which any director is to be elected; (c) the Board of Directors shall by resolution have elected to increase the number of directors (by majority vote in accordance with the last sentence of the second paragraph of this Section 6); (d) the Board of Directors shall declare vacant the office of any director for such cause as the Board may determine (by the vote of two-thirds of those directors present at any meeting at which a quorum is present); or (e) a vacancy shall occur for any other reason.

     Any vacancy occurring in the Board of Directors shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so elected shall hold office until the next Annual Meeting of Shareholders and until his successor is duly elected and has qualified.

     Section 7. Place of Meetings. All meetings of the Board of Directors shall be held at the office of the Company at 5 West Main Street, Canton, Pennsylvania or at such other place within or without this Commonwealth as may be designated from time to time by a majority of the directors or as may be designated in the notice calling the meeting.

                                                                       EXHIBIT C

     Section 8. Regular Meetings. Regular meetings of the Board of Directors shall be held, without call or notice, on the second Thursday of February, May, August and November or at such other times as a majority of the Board of Directors may from time to time determine. When any regular meeting of the Board of Directors falls upon a holiday, the meeting shall be held on the next business day unless the Board shall designate some other day.

     Section 9. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or at the request of three (3) or more directors. Notice of the date, time and place of any special meeting of the Board of Directors shall be given by first class or express mail, postage prepaid; courier service, charges prepaid; or by facsimile transmission, email or other electronic communications. Notice shall be sent, as applicable, to the address, facsimile number, or address for email or other electronic communications supplied by the director.

     Section 10. Quorum and Majority Action. A majority of all the members of the Board of Directors in office shall constitute a quorum for the transaction of business. If at any time fixed for a meeting, including the meeting to organize the new Board following the Annual Meeting of Shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained and the meeting may be held as adjourned without further notice. Except as otherwise provided herein, a majority of those directors present at any meeting of the Board of Directors at which a quorum is present shall decide each matter considered.

     A director may not vote by proxy or otherwise act by proxy at a meeting of the Board of Directors.

     Section 11. Conduct of Meetings. At every meeting of the Board of Directors, the Chairman of the Board or the Secretary, or in their absence, a chairman chosen by a majority of the directors present, shall preside. The Chairman of the Board may designate a person to serve as recording secretary of the Board of Directors.

     One or more directors may participate in a meeting of the Board of Directors by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

     Section 12. Mandatory Retirement. The office of a director shall be considered vacant at the annual meeting of shareholders next following his attaining the age of seventy-two (72) years.

     Section 13. Compensation. The Board of Directors, by the affirmative vote of a majority of the directors then in office and irrespective of any personal interest of any of its members, shall have authority to establish a fee to be paid to each director for attendance at meetings; provided, however, that no such fee may be paid to any director who is also a salaried officer of the Company or of any subsidiary of the Company.

     Section 14.  Personal Liability of Directors.

            (a) General Rule: A director of the Company shall not be personally liable for monetary damages for any action taken or any failure to take any action, except to the extent that exemption from liability for monetary damages is not permitted under the laws of the Commonwealth of Pennsylvania as now or hereafter in effect. The provisions of this Subsection

                                                                       EXHIBIT C

(a) are intended to exempt the directors of the Company from liability for monetary damages to the maximum extent permitted under 15 Pa.C.S. Section 1713 of the Pennsylvania Business Corporation Law ("BCL") or under any other law now or hereafter in effect.

            (b) Specific Rule Under Directors' Liability Act: Without limitation of Subsection (a) above, a director of the Company shall not be personally liable for monetary damages for any action taken or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the BCL, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of the preceding sentence shall not exempt a director from: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law.

            (c) Modification or Repeal: The provisions of this Section may be modified or repealed by the Board of Directors in accordance with the procedures for amending these Bylaws; provided, however, that any such modification or repeal shall not have any effect upon the liability of a director relating to any action taken, any failure to take any action, or events which occurred prior to the effective date of such modification or repeal.

                                   ARTICLE III
                                   COMMITTEES

     Section 1. Authority. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may create such permanent or temporary committees as the Board of Directors deems necessary for the proper conduct of the business of the Company. Each committee shall consist of at least three (3) directors and shall have and may exercise such powers as shall be conferred or authorized by resolution of the Board and which are not inconsistent with these Bylaws. The creation of any committee and the delegation to it of authority shall not relieve the Board of Directors of any responsibility imposed by law upon it.

     Section 2. Appointment of Committees. The Chairman of the Board shall submit to the Board of Directors, at its first meeting after the Annual Meeting of Shareholders, his recommendations for the members of and chairmen of each standing committee. The Board of Directors shall then appoint, in accordance with such recommendations or otherwise, the members and a chairman for each such committee. If the appointees accept their appointment, they shall serve for one
(1) year or until their successors are appointed. The Board of Directors may fill any vacancy occurring on any committee and may remove and replace any member of any committee. A director may be a member of more than one committee.

     The Chairman of the Board shall be an ex-officio member of all committees of the Board of Directors.

     Section 3. Place and Notice of Meetings. All committee meetings shall be held at the office of the Company at 5 West Main Street, Canton, Pennsylvania or at such other place as may be designated by the chairman of the committee or as may be designated in the notice calling the meeting.

     If a committee establishes regular meeting dates, it shall not be necessary to give notice of a regular meeting. Notice of the date, time and place of any special committee meeting shall be given to each member of that committee in the manner and within the time periods specified in these Bylaws with respect to special meetings of the Board of Directors.

                                                                       EXHIBIT C

     Section 4. Conduct of Committees. A majority of the membership of a committee shall constitute a quorum for the transaction of business; provided, however, that in any case where the Chairman of the Board and the President are members ex-officio of a committee and have not been specifically appointed to a committee by resolution of the Board of Directors, then the number of members of that committee necessary to constitute a quorum shall be that number which is a majority of the number of members of that committee other than the ex-officio members, but, for purpose of determining the presence of a quorum at any meeting of that committee, any ex-officio members who are present shall be counted. In this case, ex-officio committee members shall be entitled to vote.

     Regular meetings of a committee may be held, without call or notice, at such times as the committee members decide or as the Board of Directors may require. Special meetings of a committee may be called at any time by its chairman or by the Chairman of the Board or by the President. Except for its chairman (who shall be appointed by the Board of Directors), each committee may appoint a secretary and such other officers as the committee members deem necessary. Each committee shall have the power and authority to obtain from the appropriate officers of the Company all information necessary for the conduct of the proper business of the committee.

     One or more directors may participate in a meeting of a committee by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. However, at the discretion of the committee chairman, the meeting may be reconvened at such time as a quorum is present.

     Each committee shall keep minutes of its proceedings.

     Section 5. Executive Committee. There shall be a standing committee of the Board of Directors to be known as the Executive Committee, consisting of not less than three (3) outside directors, one of such outside directors to be the Chairman of the Board. The Chief Executive Officer may attend meetings of the Executive Committee and shall be involved in influencing the future direction of the Company, but shall not have the right to vote and shall not be counted for purposes of determining the presence of a quorum. The Executive Committee shall be advisory only and shall have no power or authority to take action on behalf of the Company; shall keep minutes of its proceedings; and shall report on its recommendations and activities at each regular meeting of the Board of Directors.

     Meetings of the Executive Committee may be called from time to time by the persons specified in Section 4 above, or, in their absence or inability to act, by a Vice-President.

                                   ARTICLE IV
                                    OFFICERS

     Section 1. Number and Titles. The officers of the Company shall be a Chairman of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as may be appointed by the Board of Directors. The same person may hold two (2) or more offices.

     Section 2. Election and Term. The officers of the Company shall be elected annually by the Board of Directors and shall hold office until they shall resign, shall be removed or otherwise disqualified to serve, or their successors shall be elected and have qualified.

                                                                       EXHIBIT C

     Section 3. Chief Executive Officer. At the annual organization meeting of the new Board of Directors, the Board shall designate whether the Chairman of the Board or the President or both shall have general executive powers and which one shall be the Chief Executive officer of the Company.

     Section 4. Chairman of the Board. The Chairman of the Board shall be a member of the Board of Directors. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and shall be an ex officio member of all committees of the Board of Directors. The Chairman of the Board shall supervise the administration of the policies adopted or approved by the Board of Directors and he shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors. The Chairman of the Board shall have authority to sign the share certificates of the Company.

     Section 5. President. The President of the Company shall be a member of the Board of Directors. He also shall be the chief executive officer of the Company. Subject to such supervisory powers as may be given by the Board of Directors to the Chairman of the Board, the President shall have and may exercise any and all powers and duties of supervision, direction and control of the business and affairs of the Company vested by law, regulation and practice in the office of President and in the office of chief executive officer of a corporation and, in addition, he shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors. The President shall have the authority to sign the share certificates of the Company.

     Section 6. Vice-President. Each Vice-President of the Company shall have such powers and duties as may be assigned to him by the Board of Directors. One Vice-President may be designated by the Board of Directors, in the absence or inability to act of the President, to perform all of the duties of the President.

     Section 7. Secretary. The Secretary of the Company shall be responsible for the minute book of the Company. The Secretary shall attest such documents as may be required and, in addition, shall have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors. The Secretary shall have authority to sign the share certificates of the Company.

     Section 8. Treasurer. The Treasurer of the Company shall be responsible for all of the Company's funds and securities, shall be responsible for keeping complete and accurate records relating thereto, and shall prepare such reports of the financial condition of the Company as may from time to time be requested by the Board of Directors. In addition, the Treasurer shall have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

     Section 9. Subordinate Officers. The Board of Directors may appoint such other officers or agents as it may deem necessary, to hold office for such period, have such authority and perform such duties as may be determined by the Board.

                                                                       EXHIBIT C

                                    ARTICLE V
                                 INDEMNIFICATION

     Section 1. General Rule. Subject to the provisions of Section 2 below, the Company shall, to the full extent permitted under the laws of the Commonwealth of Pennsylvania as now or hereafter in effect, indemnify any person (and his heirs, executors and administrators) who was or is a party, witness or other participant, or is threatened to be made a party, witness or other participant, or is threatened to be made a party, witness or other participant, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, actions by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and may, to the full extent permitted under the laws of the Commonwealth of Pennsylvania as now or hereafter in effect, indemnify any person (and his heirs, executors and administrators) who was or is a party, witness or other participant, or is threatened to be made a party, witness or other participant, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, actions by or in the right of the Company), by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense (including attorneys' fees, court costs, transcript costs, fees of experts and witnesses, travel expenses and all other similar expenses), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     Section 2. Standard of Conduct. Except as provided in Section 4 below, indemnification shall be provided under Section 1 above only if it is determined in accordance with the procedure set forth in Section 3 below that: (i) the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; and (ii) the act or failure to act giving rise to the claim for indemnification does not constitute willful misconduct or recklessness. Notwithstanding the foregoing, no person shall be indemnified in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 3. Procedure. Except as provided under Section 4 below, indemnification under Section 1 above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standard of conduct set forth in Section 2 above. All such determinations shall be made in accordance with the following procedure:

            (a) Method of Determination (Directors and Officers): All determinations with respect to directors and officers shall be made as follows:

                  (1) If a Change in Control has occurred, unless the person seeking indemnification shall have requested in writing that such determination be made in accordance with Subsection (2) below, the determination shall be made by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the person seeking indemnification; or

                  (2) If a Change in Control has not occurred, the determination shall be made by the Board of Directors by majority vote of a quorum consisting of directors who

                                                                       EXHIBIT C

were not parties to the action, suit or proceeding in respect of which indemnification is sought. In the event that such a quorum is not obtainable, or, even if obtainable, a majority of such quorum so directs, the determination shall be made by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the person seeking indemnification.

            (b) Method of Determination (Employees and Agents): All determinations with respect to employees and agents shall be made by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in respect of which indemnification is sought. In the event that such a quorum is not obtainable, or, even if obtainable, a majority of such quorum so directs, the determination shall be made by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the person seeking indemnification.

            (c) Selection and Payment of Independent Counsel: In the event that a determination is to be made by Independent Counsel, such Independent Counsel shall be selected and his fee paid as follows:

                  (1) If a Change in Control has not occurred, the Independent Counsel shall be selected by the Board of Directors and the law firm or person so selected shall be subject to the approval of the person seeking indemnification, which approval shall not be unreasonably withheld.

                  (2) If a Change in Control has occurred, the Independent Counsel shall be selected by the person seeking indemnification and the law firm or person so selected shall be subject to the approval of the Board of Directors, which approval shall not be unreasonably withheld.

                  (3) The Company shall pay all reasonable fees and expenses of the Independent Counsel

            (d) No Presumption: The termination of any action, suit or proceeding referred to in Section 1 above or of any claim, issue or matter therein, by judgment, order, settlement, conviction, or upon a plan of nolo contendre or its equivalent, shall not of itself create a presumption that a person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that the act or failure to act giving rise to the claim for indemnification constitute willful misconduct or negligence.

     Section 4. Successful Defense. Notwithstanding any other provision of this Article, to the extent that a person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 indemnified by the Company against all expenses (including attorneys' fees, court costs, transcript costs, fees of experts and witnesses, travel expenses and all other similar expenses) actually and reasonably incurred by him in connection therewith.

     Section 5. Advance Payment of Expenses. Subject to such terms, conditions and limitations, if any, as the Board of Directors may in its discretion determine to be appropriate, the Company shall (in the case of a director or officer) and may (in the case of an employee or agent) advance all reasonable expenses (including attorneys' fees, court costs, transcript costs, fees of experts and witnesses, travel expenses and all other similar expenses) reasonably incurred in connection with the defense of or other response to any action, suit or proceeding

                                                                       EXHIBIT C

referred to in Section 1 above upon receipt of an undertaking by or on behalf of the person seeking the advance to repay all amounts advanced if it shall ultimately be determined upon final disposition of such action, suit or proceeding that he is not entitled to be indemnified by the Company under the provisions of this Article. Notwithstanding the provisions of the preceding sentence, the Company shall not be required to make any advance payment of expenses (or to make any further advance if one or more advances shall have been previously made) in the event that a determination is made by the Board of Directors that the making of an advance or further advance would be inappropriate in the circumstances because there is reason to believe that the person seeking the advance did not meet the applicable standard of conduct set forth in Section 2 above.

     Section 6. No Duplication of Payments. The Company shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the person seeking indemnification has otherwise actually received payment under any insurance policy, contract, agreement or otherwise. In the event that the Company makes an advance payment of expenses to or on behalf of any person, such person shall repay to the Company the amount so advanced, if and to the extent that he subsequently receives payment therefor under any insurance policy, contract, agreement or otherwise.

     Section 7. Insurance. The Company may purchase and maintain at its own expense one or more policies of insurance to protect itself and to protect any director, officer, employee or agent of the Company or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in such capacity, whether or not the Company would have the authority to indemnify such person against any such expense, liability or loss under this Article or under the laws of the Commonwealth of Pennsylvania.

     Section 8. Indemnification Agreements. The Company shall have authority by vote of a majority of the Board of Directors to enter into an Indemnification Agreement with any person who may be indemnified by the Company pursuant to the provisions of this Article or otherwise. Any such Indemnification Agreement may contain such terms and conditions as a majority of the Board of Directors shall in the exercise of their discretion determine to be necessary or appropriate, provided that such terms and conditions may not be inconsistent with the substantive provisions of this Article. The fact that the Company has not entered into an Indemnification Agreement with any person shall not in any way limit the indemnification rights of such person under this Article or otherwise.

     Section 9. Non-Exclusivity. The right to indemnification and to the payment of expenses incurred in defending against or otherwise responding to any action, suit or proceeding in advance of its final disposition as set forth in this Article shall not be exclusive of any other rights which any person may now have or hereafter acquire under any agreement, vote of shareholders, vote of disinterested directors, or under any applicable law or under the Articles of Incorporation of the Company, or otherwise.

     Section 10. Certain Definitions. For purposes of this Article, the following terms shall have the meanings set forth below:

            (a) Change in Control: Shall mean a change in control of the kind that would be required to be reported in response to Item 1 of Securities and Exchange Commission Form 8-K promulgated under the Securities Exchange Act of 1934 and as in effect on the effective date of this Article (whether or not the Company is then subject to said Act). Without limitation

                                                                       EXHIBIT C

of the foregoing, a Change in Control of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

                  (1) Any person or group of persons acting in concert shall have acquired, directly or indirectly, beneficial ownership of 20 percent or more of the outstanding shares of the voting stock of the Company; or

                  (2) The composition of the Board of Directors of the Company shall have changed such that during any period of 24 consecutive months, the persons who at the beginning of such period were members of the Board of Directors cease for any reason to constitute a majority of the Board of Directors, unless the nomination or election of each director who was not a director at the beginning of such period was approved in advance by directors representing not less than two-thirds of the directors then in office who were directors at the beginning of the period; or

                  (3) The Company shall be merged or consolidated with or its assets purchased by another corporation and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing corporation is owned, immediately after the transaction, by the holders of the voting stock of the Company outstanding immediately before the transaction; or

                  (4) The shareholders of the Company shall have approved any plan or proposal for the liquidation or dissolution of the Company.

            (b) Independent Counsel: Shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and that has not in the immediately preceding five years been retained to represent the Company, the person seeking indemnification or any other party to the action, suit or proceeding giving rise to the claim for indemnification.

     Section 11. Survival of Rights. The indemnification rights provided to a person under the provisions of this Article shall continue after such person ceases to be a director, officer, employee or agent of the Company or of another entity, as to any action taken, any failure to take action, or any events which occurred while such person was a director, officer, employee or agent of the Company or of another entity.

     Section 12. Modification or Repeal. The provisions of this Article may be modified or repealed by the Board of Directors in accordance with the procedures for amending these Bylaws; provided, however, that any such modification or repeal shall not have any effect upon the indemnification rights of any person as they relate to any action taken, any failure to take action, or events which occurred prior to the effective date of such modification or repeal.

                                   ARTICLE VI
                              EMERGENCY PROVISIONS

     Section 1. In General. The following provisions shall govern and shall supersede any other provisions in these Bylaws in the event of an emergency.

     Section 2. Definitions. For purposes of this Article VI, the following terms shall have the following meanings:

                                                                       EXHIBIT C

            (a) "Emergency" shall mean an emergency in the conduct of the business of the Company resulting from an attack on the United States, a nuclear disaster or other catastrophe, or any emergency declared by governmental authority, and the fact that a quorum of directors cannot be readily assembled.

            (b) "Emergency list" shall mean the most current list in effect pursuant to Section 4 below.

            (c) "Listed officers" shall mean the officers listed on the "emergency list."

            (d) "Principal headquarters" shall mean the principal place of business of the Company. If use of the principal place of business is not practical during an emergency, the "principal headquarters" shall mean the place of business at which the largest number of employees remain employed by the Company during the emergency.

     Section 3. Emergency Meetings. In the event of emergency, the senior officer of the Company present at the principal headquarters shall call an initial emergency meeting of the Board of Directors to be held as soon as practicable after the commencement of the emergency. The officer shall use his or her best efforts to notify each director and each listed officer of the time and location of the meeting, but no action taken at the meeting or during the emergency shall be invalidated by reason of the fact that any director or listed officer could not be notified of the time and location of the meeting.

            (a) A director or listed officer may participate in any Board meeting held during the emergency by means of any communications device that enables him or her to hear the person presiding at the meeting and enables the presiding officer to hear the director or listed officer. It shall not be necessary for each director or listed officer to hear all other director and listed officers.

            (b) For purposes of the initial emergency meeting, the Board of Directors shall be deemed to consist of the directors who attend or otherwise participate at the initial emergency meeting together with those listed officers who both (1) attend or otherwise participate at the initial emergency meeting and (2) are designated as "Special Directors" by the directors participating at the meeting or, in the event no directors participate at the meeting, by the Senior Officer. The number of listed officers who shall be designated as Special Directors shall be the lesser of (1) the number of listed officers participating at the meeting or (2) the difference between the number of directors on the Board immediately before the commencement of the emergency and the number of directors participating at the initial emergency meeting. If the number of Special Directors to be designated is smaller than the number of listed officers participating at the meeting, the listed officers shall be designated in the order of priority set forth in the emergency list.

            (c) Actions to be taken at the initial emergency meeting shall require the affirmative vote of a majority of the directors and Special Directors participating at the meeting. No quorum requirement shall apply with respect to the meeting.

            (d) At the initial emergency meeting, the directors and Special Directors shall adopt whatever procedures they deem appropriate with respect to further Board meetings during the course of the emergency, provided that the following conditions shall apply:

                                                                       EXHIBIT C

                  (1) At these further Board meetings, the Board shall be deemed to consist of all directors who participate at the meeting, together with those listed officers who were designated as Special Directors for purposes of the initial emergency meeting.

                  (2) No quorum requirements shall apply with respect to the meeting. Actions to be taken in these meetings shall require the affirmative vote of a majority of the directors and Special Directors participating at the meetings.

                  (3) The procedures to be developed shall, to the maximum extent feasible under the circumstances, be consistent with the provisions of these Bylaws that apply in the absence of any emergency. However, any procedure used shall be valid unless it bears no reasonable relationship to the circumstances.

     Section 4. Lists. The Board of Directors shall maintain a list of officers eligible to participate in Board meetings as Special Directors. The list shall set forth the titles of the eligible officers and shall rank these listed officers in order of priority. In the event that the corporation fails to maintain this list, the emergency list shall be as follows:

            (a)   President.

            (b) Executive Vice Presidents (if any), in the order in which they were elected.

            (c)   Vice Presidents, in order in which they were elected.

            (d)   Treasurer.

            (e)   Secretary.

                                   ARTICLE VII
                                    AMENDMENT

     Section 1. Procedure. The authority to make, amend, alter, change or repeal the Bylaws of the Company is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the Bylaws by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose. The authority hereby granted to and vested in the Board of Directors may be exercised upon the vote of a majority of entire Board of Directors at any meeting of the Board, provided that ten (10) days' notice of the proposed amendment has been given to each director.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     Section 1. Fiscal Year. The fiscal year of the Company shall end on the last day of December of each year.

                                                                       EXHIBIT D

                        EXCERPTS FROM SECTION 215a OF THE
                NATIONAL BANK ACT RELATING TO DISSENTERS' RIGHTS

     NOTE: Section 215a of the National Bank Act provides for dissenters' rights in bank merger transactions. However, Section 215a-2 (under which the share exchange proposed herein is authorized) makes these provisions applicable to share exchange transactions as well. Section 215a-2(c) in pertinent part provides:

               If, pursuant to this section, a reorganization plan has been approved by the shareholders and the Comptroller, any shareholder of the bank who has voted against the reorganization at the meeting . . . or has given notice in writing at or prior to that meeting to the presiding officer that the shareholder dissents from the reorganization plan, shall be entitled to receive the value of his or her shares as provided by Section 215a of this Title for the merger of a national bank.

     Therefore, shareholders of The First National Bank of Canton desiring to dissent from the holding company proposal involving Canton Bancorp, Inc. should follow the procedures set forth in Section 215a which are as follows:

     (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

     (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

     (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock

                                                                       EXHIBIT D

of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 PA. CS. Sections 1741-1750), provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. The following discussion is qualified, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") (relating to the Board of Directors), declares that unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the bylaws. Persons upon whom the liabilities of directors are imposed by this section shall to that extent be entitled to the rights and immunities conferred by or pursuant to this part and other provisions of law upon directors of a corporation.

     Section 1712 of the BCL provides that a director of a business corporation shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or represented by any of the following:

          1. one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

          2. counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

          3. a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 of the BCL states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director, or any failure to take any action, shall be presumed to be in the best interests of the corporation.

     Moreover, Section 1713 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

          1. the director has breached or failed to perform the duties of his office under this section; and

          2. the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

          1. the responsibility or liability of a director pursuant to any criminal statute; or

          2. the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 of the BCL states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1714 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 of the BCL (relating to third-party actions) provides that unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not apposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its bylaws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third-party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section, unless ordered by a court, any indemnification under Section 1741 (relating to third-party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

          1. by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

          2. if such quorum is not obtainable or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          3.   by the shareholders.

     Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise.

     Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any cause where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section, and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its bylaws, a business corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1748 of the BCL (relating to application to surviving or new corporations) provides that for the purposes of the BCL, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, survivor or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the BCL with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 1949 of the BCL (referring to application to employee benefit plans) states that for the purposes of the BCL:

         1. references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service at a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

          2. excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and

          3. action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of that person.

     Article V of the Bylaws of the Registrant provides for indemnification to the full extent authorized by Pennsylvania law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

     (a)  Exhibits

     The following is a list and index of the exhibits filed with this Registration Statement.

Exhibit
Number    Description of Document
-------   ------------------------

  2.1 Agreement of Reorganization (attached as Exhibit A to the Proxy Statement/Prospectus filed as part of this registration statement).

  3.1 Articles of Incorporation of Canton Bancorp, Inc. (attached as Exhibit B to the Proxy Statement/Prospectus filed as part of this registration statement).

  3.2 Bylaws of Canton Bancorp, Inc. (attached as Exhibit C to the Proxy Statement/ Prospectus filed as part of this registration statement).

  5 Opinion of McNees Wallace & Nurick LLC regarding legality of securities.

  8       Form of Tax Opinion of McNees Wallace & Nurick LLC.

  23 Consents of McNees Wallace & Nurick LLC (contained in its opinions filed as Exhibits 5 and 8).

  24 Power of Attorney given by the Officers and Directors of the Registrant (on signature page of the registration statement).

  99.1 Notice of Annual Meeting of Shareholders of The First National Bank of Canton (included in this registration statement immediately preceding the Proxy Statement/Prospectus).

  99.2 Form of proxy to be mailed to shareholders of The First National Bank of Canton.

  99.4 Excerpts from Section 215A of the National Bank Act relating to Dissenters' Rights (attached as Exhibit D to the Proxy
          Statement/Prospectus filed as part of this registration statement).

  99.5    Letter to Shareholders of The First National Bank of Canton

     (b)  Financial Statement Schedules

          Not applicable.

     (c)  Report or Appraisal

          Not applicable.

ITEM 22.  UNDERTAKINGS

     (a)  Rule 415 Offering. The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "1933 Act");

               (ii) to reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Registration on Form S-4 of Securities Offered for Resale.

          (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The registrant undertakes that every prospectus

               (i) that is filed pursuant to paragraph (1) immediately preceding, or

               (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415,

will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Undertakings Furnished Pursuant to Items 22(b) and (c).

          (1) Item 22(b) - The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, which one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) Item 22(c) - The undersigned Registrant hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d)  Other Undertakings.

          The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Pennsylvania on March 13, 2003.

                                       CANTON BANCORP, INC.

Date:  March 13, 2003                  By: /s/ Robert C. Snyder
                                           -------------------------------------
                                           Robert C. Snyder,
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Snyder and Norman L. Williams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                Title                                      Date
-------------------------                ----------------------------------                --------------
/s/ Robert C. Snyder                     President, Chief Executive Officer                March 13, 2003
-------------------------
Robert C. Snyder                         and Director (Principal Executive
                                         Officer)

/s/ Gerald W. Brann                      Treasurer and Director  (Principal                March 13, 2003
-------------------------
Gerald W. Brann                          Financial and Accounting Officer)

/s/ Norman L. Williams                   Chairman and Director                             March 13, 2003
----------------------
Norman L. Williams

/s/ Roger Hickok                         Director                                          March 13, 2003
--------------------------
Roger Hickok

/s/ Scott S. Rogers                      Director                                          March 13, 2003
-------------------------
Scott S. Rogers

/s/ Robert Storch                        Director                                          March 13, 2003
--------------------------
Robert Storch

/s/ Thad E. Woodward                     Director                                          March 13, 2003
---------------------
Thad E. Woodward

/s/ Lyle B. Wright                       Director                                          March 13, 2003
----------------------------
Lyle B. Wright